Registration No.   333-205233

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A

AMENDMENT NO. 2
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

COMMUNITY SHORES BANK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Michigan	6022	38-3423227
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1030 W. Norton Avenue
Muskegon, MI 49441

(231) 780-1800
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Heather D. Brolick
President and Chief Executive Officer
Community Shores Bank Corporation
1030 W. Norton Avenue
Muskegon, MI 49441
(231) 780-1800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Bradley J. Wyatt, Esq.
Dickinson Wright PLLC
350 South Main Street
Suite 300
Ann Arbor, Michigan 48104
(734) 623-1905

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Non-transferable Common Stock subscription rights	N/A		(2)
Common Stock, no par value	$6,550,000	$761.11

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 457(o) under the Securities Act.
(2)	The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby because the rights are being registered in the same registration statement as the securities to be offered pursuant to the rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED October 23, 2015

2,568,627 Shares

Common Stock
Subscription Rights to Purchase Shares of Common Stock

We are distributing, at no charge, to holders of our common stock, no par value per share, as of October 12, 2015 (the “Record Date”), nontransferable subscription rights to purchase up to 2,568,627 shares of Common Stock at a price of $2.55 per share in this rights offering. You will receive 1.7488 rights for each share of our Common Stock held by you of record as of 5:00 p.m. Eastern Time, on the Record Date. We will not issue fractional rights, rather we will round down any fractional rights to the nearest whole right. Each Right will entitle you to purchase 1 share of Common Stock at a subscription price of $2.55 per share (the “Basic Subscription Right”). If you timely and fully exercise your Basic Subscription Right and other rights holders do not exercise their Basic Subscription Right in full, you will, subject to availability and allocation, have an oversubscription privilege to subscribe for a portion of the rights offering shares that were not purchased by other rights holders (the “Oversubscription Privilege”). Subject to the discretion of the board of directors, your ability to purchase common stock in the rights offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding shares of common stock, after giving effect to your participation in the rights offering and taking into account the holdings of you and your affiliates. This limit will not apply to persons who own in excess of 4.9% of our common stock as of the Record Date. The rights offering will expire at 5:00 p.m., Eastern Time, November 25, 2015 (“Expiration Date”). Any right not exercised at or before the Expiration Date will expire without any payment. We currently do not intend to extend the Expiration Date. All exercises of rights are irrevocable.

We intend to use the net proceeds of the rights offering to repay deferred and overdue interest on our trust preferred securities (“TRUPS”), contribute to the capital of the Bank to increase the Bank's capital and regulatory capital ratios and for general corporate purposes. A portion of the net proceeds of the rights offering will be retained by the Company to pay its continuing operating expenses while the Company is unable to fund those expenses with dividends from the Bank.

The rights offering is being made directly by us. We are not using an underwriter or selling agent. We have engaged Computershare Trust Company, N.A. and Computershare Inc. to serve as our subscription agent for this rights offering. The subscription agent will hold the funds we receive from subscribers until we complete or cancel the rights offering. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CSHB.” The last reported market price of the common stock on the OTC Bulletin Board on October 21, 2015 was $2.40 per share. The Common Stock issued in the rights offering will also be quoted on the OTCBB under the same symbol. The rights are not transferable and will not be quoted on the OTCBB or any other stock exchange or trading market. There is no minimum subscription amount required for the consummation of the rights offering. However, in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised by this offering and/or from funds pledged by members of our board to pay the TRUPS overdue and deferred interest, we will cancel this offering and will return subscription commitments to our investors.

Investing in our common stock involves risks. Shareholders who subscribe may continue to own shares in the Company when it and the Bank do not satisfy all minimum regulatory capital requirements. Failure to meet minimum regulatory capital requirements could result in significant enforcement actions against the Company and the Bank, including a regulatory takeover of the Bank, in which case shareholders would receive little if anything for their investment. See "Risk Factors" beginning on page 22.

	Per Share	Total
Offering price	$2.55	$6,550,000
Proceeds to Community Shores Bank Corporation (before expenses) (1)	2.55	6,550,000

(1) Based on all shares offered being sold. No assurance can be given that all or any of the shares will be sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The shares of common stock are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is October 28, 2015

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any "free writing prospectus" we authorize to be delivered to you. We have not authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. To the extent information in this prospectus and any free writing prospectus is inconsistent with any of the documents incorporated by reference into this prospectus and any free writing prospectus, you should rely on this prospectus and any free writing prospectus. You should assume that the information contained in or incorporated by reference into this prospectus and any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus, all of the information incorporated by reference into this prospectus and the additional information about us described in the section entitled "Where You Can Find More Information" before making your investment decision. In this prospectus, we present and refer to information and statistics regarding the banking industry and the banking market in Michigan. We obtained this market data from independent publications or other publicly available information and are not responsible for the accuracy of our sources.

This prospectus does not offer to sell, or ask for offers to buy, any securities in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

Unless otherwise stated or where the context suggests otherwise, references in this prospectus to “the Company,” “we,” “us,” “CSHB” or “our” include not only the business of Community Shores Bank Corporation, but also the business of the Bank and other consolidated entities. References to the “Bank” refer solely to Community Shores Bank and its subsidiaries, Community Shores Mortgage Company and Berryfield Development, LLC.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the Rights Offering?

We are distributing, at no charge, to holders of our common shares, non-transferable subscription rights to purchase our common shares. You will receive 1.7488 subscription rights for each common share you owned as of 5:00 p.m., Eastern Time, on October 12, 2015, the Record Date. We will not issue fractional rights, rather we will round down any fractional rights to the nearest whole right. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, which are described below. The shares to be issued in the rights offering, like our existing common shares, will be quoted on the OTC Bulletin Board under the symbol “CSHB.”

What is the basic subscription right?

Each basic subscription right gives our shareholders the opportunity to purchase one of our common shares at a subscription price of $2.55 per share. For example, if you owned 100 common shares as of October 12, 2015, you would have received 174 basic subscription rights (after rounding down to the nearest whole number) and would have the right to purchase 174 common shares for $2.55 per share. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all. However, if you exercise less than your full basic subscription rights, you will not be entitled to purchase any additional shares by using your over-subscription privilege.

If you are a registered holder of Community Shores Bank Corporation common stock, the number of shares of common stock you may purchase by exercising your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depositary Trust Company will issue 1.7488 basic subscription rights to the nominee record holder for each common share that you own at the Record Date. We will not issue fractional rights, rather we will round down any fractional rights to the nearest whole right. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the common shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any common shares that are not purchased by our other shareholders through the exercise of their basic subscription rights. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient common shares are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of common shares available to be purchased pursuant to the over-subscription privilege, we will allocate the available common shares among shareholders who oversubscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. We will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription right. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of common shares that may be available to you. For that calculation, you must assume that no other shareholder, other than you, will subscribe for any common shares pursuant to their basic subscription rights. See "The Rights Offering - Over-Subscription Privilege" beginning on page 38 of this prospectus.

Why are we conducting the Rights Offering?

We intend to use the net proceeds of the rights offering to repay overdue and deferred interest on our TRUPS, contribute to the capital of the Bank to increase the Bank's capital and regulatory capital ratios and for general corporate purposes. The Bank would have needed a capital injection of approximately $3.54 million as of June 30, 2015 in order to comply with the Tier 1 Leverage Capital Ratio requirement and would have needed a capital injection of approximately $2.0 million in order to comply with the Total Risk Based Capital Ratio requirement of the Consent Order (see page 13, “Consent Order with Community Shores Bank and its Regulators”). We intend to retain a portion of the net proceeds at the Company to pay a portion of the Company's direct operating expenses while the Company is unable to fund those expenses with dividends from the Bank. Assuming all of the shares in the rights offering are sold, the Company intends to contribute $3.54 million of the net proceeds from the rights offering to the Bank. There is no assurance as to any particular level of proceeds from the rights offering.

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Funds contributed to the Bank will be used by the Bank for general operating purposes which may include, among others, funding of loans, investment in securities, repayment of non-local time deposits or payment of expenses.

Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances.  We believe that the rights offering will strengthen our financial condition by generating cash to meet the interest obligations due on our TRUPS, provide capital support for the Bank to increase its regulatory capital levels, and by virtue of the simultaneous debt conversion, relieve the Company of its senior debt. However, our board of directors is making no recommendation regarding your exercise of the subscription rights.  It is possible that we will need to seek additional financing or engage in additional capital offerings in the future.

How was the $2.55 per share subscription price determined?

Our board of directors determined the terms of the rights offering, including the subscription price, in its sole discretion. In determining the subscription price, the board of directors considered a number of factors, including:

•	the price at which shareholders and prospective shareholders are expected to be willing to purchase shares;
•	the amount of proceeds desired to achieve our goals for the offering;
•	shareholder’s equity relative to outstanding shares as of June 30, 2015; and
•	the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.

In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and our current financial condition and regulatory status. There was no formula used in determining the subscription price. The Board of directors received advice, but did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of offering. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. However, if you choose not to exercise your basic subscription right or you exercise less than your full basic subscription right and other shareholders fully exercise their basic subscription right or exercise a greater proportion of their basic subscription right than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to purchase additional shares pursuant to the oversubscription privilege and your ownership percentage in our common stock may be further diluted.

Are we requiring a minimum subscription to complete the Rights Offering?

No. However, we will cancel this offering and return subscription commitments to our investors in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised and/or from funds pledged by members of our board. See “Use of Proceeds” on page 31. Additionally, certain investors have agreed to backstop the rights offering by purchasing from us in a private placement, at the subscription price, any rights offering shares not purchased in the rights offering. See “—How do the backstop commitments work?”

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our common shares will trade; therefore, we cannot assure you that the market price for our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. See "Risk Factors" beginning on page 22 for a discussion of some of the risks involved in investing in our common shares.

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Will our directors and executive officers participate in the Rights Offering?

Yes. Directors of the Company have committed to purchase shares in the offering in the following ways:

•	Bruce J. Essex, Sr. and Robert L. Chandonnet have agreed to act as a backstop for the offering and have committed $1,250,000 to purchase shares. This commitment may be satisfied through exercise of basic subscription rights, through the oversubscription privilege, pursuant to a private placement, or a combination of the foregoing. For additional details, see “The Rights Offering and Plan of Distribution – Rights Offering – Backstop Commitments” on page 41.
•	Bruce J. Essex, Sr., Robert L. Chandonnet and Gary Bogner are members of 1030 Norton, LLC, the Company’s senior debt holder. 1030 Norton has agreed to retire the senior debt by converting outstanding principal totaling $1,280,000 into shares of the Company’s common stock at a conversion price equal to $1.91 upon closing of this offering, which is 75% of the per share subscription price of this offering. For additional details, see “Prospectus Summary - Background Information on the Consent Order, the Written Agreement, and our Senior Debt” on page 13.

Additionally, to the extent they held shares of Common Stock as of the Record Date, our directors and officers are entitled to participate in the rights offering on the same terms and conditions applicable to all Rights holders. We believe such directors and executive officers will participate in the rights offering at varying levels, but they are not required to do so.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and full payment of the subscription price prior to the expiration of the rights offering, which is November 25, 2015, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on November 25, 2015, by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than December 15, 2015. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on November 25, 2015 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

How do I exercise my subscription rights if I am a record shareholder?

If you are a shareholder of record and you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., Eastern Time, on November 25, 2015.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Time, on November 25, 2015.

See "The Rights Offering - Exercising of Subscription Rights" on page 39.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your common shares through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common shares you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, November 25, 2015 expiration date that we have established for the rights offering.

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What should I do if I want to participate in the rights offering, but my subscription rights are held in my account in the Company's 401(k) Plan?

If you held shares of our common stock in your 401(k) Plan account as of the Record Date, you may exercise your subscription rights with respect to those shares of common stock by electing what amount (if any) of your subscription rights you would like to exercise by properly completing the rights certificate that is provided to you. You must return your properly completed form to the subscription agent in the prescribed manner. For the purposes of the rights offering, you will be treated as a record shareholder, and any shares that you elect to purchase in the rights offering will be credited to you directly in book-entry form, and will not be credited to you in your 401(k) Plan account.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be quoted on the OTC Bulletin Board or any other stock exchange or market. Rights certificates may only be completed by the shareholder who receives the certificate.

What form of payment is required to purchase shares in the rights offering?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent for shares in the rights offering must be made in full in U.S. currency by personal check drawn on a U.S. bank payable to Computershare Trust Company, Inc. Payment by personal check will not be deemed to have been delivered to the subscription agent until the check has cleared. Please note that funds paid by personal check may take at least seven business days to clear. See "The Rights Offering - Method of Payment" on page 40.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns in excess of 4.9% of the Company's common stock outstanding. This limit will not apply to persons who own in excess of 4.9% of our common stock as of the Record Date. This limit is being imposed as a measure to help preserve the future availability of our deferred tax assets.

In addition, we may, in the discretion of the board of directors or a board committee, not issue shares of our common stock to any purchaser in the rights offering who, in our sole judgment, might be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the expiration of the rights offering, such clearance or approval has not been obtained or any applicable waiting period has not expired. We will not accept subscriptions from a person in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights.

We reserve the right to reject in whole or in part any or all exercise of subscription rights in the rights offering.

When will I receive my new shares?

If you purchase common shares in the rights offering by submitting a rights certificate and payment, we will deliver your shares in book-entry form only or credit the account of the record holder against payment as soon as practicable following receipt of regulatory approvals and closing of the rights offering. See “Risk Factor –Closing of the offering is subject to regulatory approval and may be subject to substantial delay” on page 27.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase common shares in the rights offering.

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Are there backstop purchasers?

Yes. On October 2, 2015, the Company entered into a series of three Share Purchase and Rights Offering Backstop Agreements with Thornapple River Capital – Financial Services Industry Fund LLC, a Michigan limited liability company, Bruce J. Essex, Sr., and Robert L. Chandonnet , two directors of the Company, and Bruce J. Essex, Jr., a major shareholder of the Company. For additional details, see “The Rights Offering and Plan of Distribution – Rights Offering – Backstop Commitments” on page 41.

How do the backstop commitments work?

Subject to the terms of the Backstop Agreements, the backstop parties have agreed to purchase from us, and we have agreed to sell, at $2.55 per share, approximately 1,421,373 shares, assuming the offering is fully subscribed. Amounts purchased by any of the backstop parties pursuant to their allocations of basic subscription rights or oversubscription privileges in the rights offering will count toward their respective backstop commitments. However, these shares will be sold via private placement even if the offering is otherwise fully subscribed. Additionally, beyond the minimum commitment described in the previous sentence, Thornapple Capital has committed to purchase unsubscribed shares in the offering up to an additional 5.0% of Community Shores’ pro forma issued and outstanding common stock at a price per share equal to $2.55, which may be called at the Company’s discretion. The Company anticipates calling this supplemental commitment only if necessary to reach a desired level of proceeds. For additional details, see: “The Rights Offering and Plan of Distribution – Rights Offering – Backstop Commitments” on page 41.

Why are there backstop purchasers?

We obtained the backstop commitments to maximize the possibility that 2,568,627 shares are either sold in the rights offering or purchased subsequent to the offering at the same purchase price at which the Rights were exercisable. Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of $6,550,000 through the rights offering and the backstop commitments.

What is the debt conversion and how does it relate to the rights offering?

The Company is indebted in the principal amount of $1,280,000 to its senior debt holder, 1030 Norton LLC. The note bears interest at a fixed rate of 8.00% per annum, which is payable quarterly in arrears. The note is secured by a pledge of all of the issued and outstanding shares of the Bank and matures on March 31, 2017. 1030 Norton LLC is a Michigan limited liability company owned by nine individuals; including three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, Sr., one former director and five local businessmen. 1030 Norton has agreed to retire the senior debt by converting outstanding principal totaling $1,280,000 into shares of the Company’s common stock at a conversion price equal to $1.91 upon closing of this offering, which is 75% of the per share subscription price of this offering. For additional details, see “Prospectus Summary - Background Information on the Consent Order, the Written Agreement, and our Senior Debt” on page 13.

What effects will the Rights Offering have on our outstanding shares of Common Stock?

We cannot state with certainty how many shares of our Common Stock will be outstanding upon the closing of the rights offering, the debt conversion and the backstop agreements. Assuming the rights offering is fully subscribed, an additional 2,568,627 shares of our Common Stock will be issued and outstanding pursuant to the rights offering. Additionally, we plan to issue 670,157 shares pursuant to the separate debt conversion occurring alongside the rights offering and have agreed to a minimum number of shares to the backstop parties in a private placement even if the rights offering is fully subscribed, which could equal as many as 955,628 shares or could fit within the numbers of shares offered in the rights offering. If the rights offering were fully subscribed by our existing shareholders and we were required to satisfy our commitment to sell shares to the backstop parties through a private placement beyond their existing pro rata rights, we could end up with as many as 5,663,213shares outstanding following the consummation of the rights offering.

As a result of the rights offering, debt conversion and backstop agreements, subject to the terms and conditions of the backstop agreements, the ownership interests and voting interests of current shareholders that do not fully exercise their basic subscription rights will be diluted. In addition, if the subscription price of the shares is less than the market price of our common stock, the rights offering will likely reduce the market price per share of shares you already hold.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your payment because the subscription agent will return payments through the record holder of your shares.

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What fees or charges apply?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you in the rights offering (other than the subscription price). If you exercise subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Whom should I contact if I have other questions?

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, or about us, Community Shores Bank Corporation or the rights offering, please contact Patricia Siembida, Executive Secretary of Community Shores Bank, by calling 231-780-1858.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. Before making an investment decision, you should read this entire prospectus, including the "Risk Factors" section, and the documents incorporated by reference into this prospectus, which are described below under "Incorporation of Certain Information by Reference" on page 45.

Overview

Community Shores Bank Corporation (‘‘the Company’’) is a Michigan corporation and is the holding company for Community Shores Bank (‘‘the Bank’’). The Bank is a Michigan chartered bank that commenced operations on January 18, 1999 as a de novo operation with a single branch office.

The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, commercial loans, personal loans, real estate mortgage loans, installment loans, IRAs, ATM and night depository facilities, telephone, Internet and mobile banking, employee benefit and investment management services. The Bank now operates four branch locations in its primary service area, which is comprised of Muskegon and Northern Ottawa counties in Western Michigan.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to applicable legal limits and the Bank is supervised and regulated by the FDIC and the Michigan Department of Insurance and Financial Services (“DIFS”) Bank & Trust Division.

As of June 30, 2015, we had total consolidated assets of approximately $189.5 million, total loans of approximately $127.1 million, total consolidated liabilities of approximately $181.6 million, including deposits of approximately $169.3 million, and consolidated shareholders’ equity of approximately $7.9 million.

Background to the Offering

Our Bank began to experience rising levels of nonperforming loans and higher provisions for loan losses in 2007, as the Michigan economy experienced economic stress ahead of national trends. The Bank incurred significant losses through 2011 that adversely affected its capital ratios. However, the Company had 13 consecutive years of profitability beginning in 2012. The increased retained earnings helped to reduce the amount of capital required to bring the Bank into compliance with its Consent Order (described below). In the first half of 2015, the Bank recorded a net loss stemming primarily from a derivative valuation recognition. In spite of the negative impact on net income, the core earnings of the Bank continue to strengthen. Upon issuance of the Consent Order in 2010, the Bank’s assets were $238 million and slightly more than $10 million in capital was necessary to meet the tier one ratio of 8.50% required by its agreement with the regulators. Due to earnings improvement, a reduction in risk weighted assets and a change in the capital treatment for certain portions of deferred tax assets, the Bank has cut this required amount by 60%. As of June 30, 2015, the Bank required a capital injection of $3.54 million to meet the terms of the Consent Order. All other terms of the Consent Order have been met.

Health of the Bank’s Loan Portfolio

Since the financial crisis, management has been making consistent progress in returning the Bank’s loan portfolio to health. To illustrate the progress made to date, the following charts and graphs provide you with an historical perspective on five key asset quality risk factors: non-performing assets; Other Real Estate (“ORE”) portfolio composition; level of performing non-accrual loans; past due and accrual loans as a percentage of gross loans and leases; and past due and non-accrual loans.

Non-Performing Assets

As demonstrated by the chart below, the Bank’s non-performing assets have decreased significantly and consistently since fiscal year end of 2009.  We succeeded in eliminating another $1.23 million of non-performing assets in 2014.  The chart reveals that the Bank has another $2. 2 million of Other Real Estate Owned that we are working to remove from its books.  While the pace in the sale of these assets slowed over the past year, we saw positive news in that property values have not only stabilized, but we have experienced some valuation enhancements as a result of improving economic conditions within our market area.

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The other important component of the Bank’s non-performing assets is commercial non-performing loans.  As demonstrated by the chart below, we have made consistent and continuous progress in reducing commercial non-performing loans since 2009.  Of the $1.85 million commercial non-performing loans at December 31, 2014, all were non-accrual loans.  There were no commercial past due loans.

Management is actively working with the borrowers to either remove these non-accrual credits from the Bank, or to return them to accrual via improved cash flow and operating performance by the borrowing entities.   While we are working with our customers on that, it is important to note that we believe the credit risk in these loans has been mitigated.  Of the $1.4 million of non-accrual loans on the books as of the second quarter of 2015, 65% are performing under various agreements.

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ORE portfolio composition

For the past two full years the Bank has had no residential real estate holdings in its ORE portfolio. Reduced levels of commercial real estate property, shown in chart below, accounts for the bulk of the assets.  To add further perspective, 2 parcels of residential development land and 2 commercial buildings account for 58% of the entire $2.2MM of ORE.  We are working diligently to sell these assets.

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Past Due and Non-Accrual loans as a Percentage of Gross Loans and Leases

The Federal Reserve Bank’s interactive timeline illustration of the Great Recession indicates that December 2007 was the beginning of the “Great Recession. As depicted in the chart below, our past due and non-accrual loans to total loans have declined to pre-recessionary levels as of June 30, 2015.  Past due and non-accrual loans were 1.23% of total loans at June 30, 2015 compared to 2.34% in September of 2007 and much lower than the 6.66% in June of 2010, just preceding the implementation of the Consent Order.    Perhaps even more significant is the fact that 93% of the loans in our total portfolio have been re-underwritten since the financial crisis.  We have analyzed these new loans using new polices and underwriting guidelines implemented since the recession and the collateral values supporting these loans have been determined using more complex and refined methods and are based upon current market conditions. As a result, we believe these loans are of higher quality and are better able to withstand future economic down-cycles.

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Past Due & Non-Accrual Loans

As shown in the chart below, the Bank has had no 90 day past due loans still accruing interest at a fiscal year-end since December of 2009.  At December 31, 2014, the Bank had no 60 day delinquency and past dues were further reduced during the first half of this year.  We believe the foregoing is a strong indicator of not only the Bank’s asset quality today, but how its asset quality will hold up into the future.

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Our Capital Needs

While we have made significant strides in improving the Bank’s asset quality, the Bank and Company are in need of additional capital to return to full health. We are conducting this offering in order to raise capital for the Bank and the Company. The Company requires additional capital in order to (i) make a capital contribution to the Bank sufficient to allow the Bank to attain the capital ratios required by the Consent Order; (ii) raise funds sufficient to pay the overdue and deferred interest on the Company’s TRUPS; (iii) pay the expenses of this offering; and (v) for general working capital purposes. The approximate amounts required for each of these purposes as of June 30, 2015, is set forth below:

Contribution to Bank that would allow compliance with Capital Ratios	$3,540,000
Payment of TRUPS Overdue and Deferred Interest	625,000
Offering Expenses	225,000
General Working Capital	2,160,000
Total	$6,550,000

Contribution to the Bank

The Bank is currently in substantial compliance with all of the provisions of the Consent Order, except the requirement to attain and maintain specified capital ratios. In the event this offering is successful to the extent we are able to inject a minimum of $3.54 million of the net proceeds we receive into the Bank as additional Tier 1 capital, the Bank would have had a Tier 1 leverage ratio of 8.5% and a total risk-based capital ratio of 12.14% on a pro-forma basis as of June 30, 2015. Attaining these ratios would bring us into full compliance with the Consent Order.

Payment of Overdue and Deferred Interest on TRUPs

In May of 2010, the Company exercised its option to defer regularly scheduled quarterly interest payments on its trust preferred securities beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The last allowable deferral period was March 31, 2015. All accrued and unpaid interest is due and payable and a corresponding amount of distributions is payable on the trust preferred securities as of June 30, 2015. The indenture trustee formally issued a notice of default on July 31, 2015, to the administrative trustees and holders, but did not declare acceleration of the trust preferred securities or formally seek any remedies under the trust documents. Rather, the trustees and holders indicated their intention to cooperate with the Company during its efforts to raise capital to repay the accrued interest. The amount due totals approximately $625,000. Nonetheless, the Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior Federal Reserve Board (“FRB”) approval as a result of its FRB Written Agreement dated December 16, 2010 (as described below). Should the Company obtain the liquidity and the permission to repay the overdue and deferred interest and waiver by the TRUPS holder of the event of default, it may elect to again defer interest payments at some point in the future.

Repayment of Senior Debt

As detailed below, the Company is indebted in the principal amount of $1,280,000 to its senior debt holder, 1030 Norton LLC. The note bears interest at a fixed rate of 8.00% per annum, which is payable quarterly in arrears. The note is secured by a pledge of all of the issued and outstanding shares of the Bank and matures on March 31, 2017. 1030 Norton LLC is a Michigan limited liability company owned by nine individuals; including three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, Sr., one former director and five local businessmen. 1030 Norton has agreed to retire the senior debt by converting outstanding principal totaling $1,280,000 into shares of the Company’s common stock at a conversion price equal to $1.91 upon closing of this offering, which is 75% of the per share subscription price of this offering. The terms of the senior debt, including its conversion, were approved by an independent committee of our board of directors.

Offering Expenses and Working Capital

We expect to utilize a portion of the proceeds of this offering, totaling approximately, $225,000, to pay the expenses of this offering. We expect to use approximately $2,160,000 of the net proceeds for general working capital purposes. As of June 30, 2015, the Company had a cash balance of approximately $158,000, which at present is the Company’s primary source of liquidity due to the regulatory constraints on the Bank’s ability to declare dividends.

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Background Information on the Consent Order, the Written Agreement, and our Senior Debt

Consent Order with Community Shores Bank and its Regulators

On September 2, 2010, the Bank entered into a Consent Order with the FDIC and the State of Michigan’s DIFS, its primary regulators. The Bank agreed to the terms of the Consent Order without admitting or denying any charge of unsafe or unsound banking practices relating to capital, asset quality, or earnings. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and DIFS.

The Consent Order required the Bank to implement a written profit plan, a written contingency funding plan, a written plan to reduce the Bank’s reliance on brokered deposits, a comprehensive strategic plan, and to develop an analysis and assessment of the Bank’s management needs and action plans for classified loans. All of these required items were completed. The only outstanding directive under the Consent Order is attaining the requested capital levels. Under the Consent Order, the Bank was required, within 90 days of September 2, 2010, to have and maintain its level of tier one capital, as a percentage of its total assets, at a minimum of 8.5%, and its level of qualifying total capital, as a percentage of risk-weighted assets, at a minimum of 11%. The Bank was not able to meet these requirements within the required 90-day period and remained out of compliance with the Consent Order as of September 30, 2015.

We are conducting this offering in order to raise capital for the Bank and the Company. The Bank is currently in substantial compliance with all of the provisions of the Consent Order, except the requirement to attain and maintain specified capital ratios. In the event this offering is successful to the extent we are able to inject a minimum of $3.54 million of the net proceeds we receive into the Bank as additional Tier 1 capital, the Bank would have had a Tier 1 leverage ratio of 8.5% and a total risk-based capital ratio of 12.14% on a pro-forma basis as of June 30, 2015, 2015. The Bank would meet the definition of “well capitalized” by regulatory capital standards and exceed the total risk based capital ratio of 11% as required by the Consent Order.

Written Agreement with the Company and its Regulator

In addition to the Bank’s Consent Order, the Company is operating under a Written Agreement with the FRB, one of the Company’s primary regulators. The Written Agreement became effective on December 16, 2010, when it was executed by the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements.

The Company is substantially compliant with the Written Agreement, with the exception of not having returned the Bank to a “safe and sound condition” through the restoration of capital to the levels stipulated in the Bank’s Consent Order. The Company currently has limited resources with which to assist the Bank in achieving the capital level required by the Consent Order. At present, the Company’s sole liquidity resource is its cash account balance which, as of June 30 , 2015, was approximately $158,000.

Senior Debt

On March 20, 2013, the Company, with approval from the FRB, borrowed $1,280,000 from 1030 Norton LLC, a Michigan limited liability company owned by nine individuals; three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, Sr., one former director and five local businessmen. On the same day, $500,000 of the proceeds was used to settle, in full, a defaulted debt with a financial institution. The remaining proceeds of the senior debt are being used for interest payments on our senior debt, general operations. The note bears interest at a fixed rate of 8.00% per annum until paid in full. Interest is payable quarterly, in arrears. The note is secured by a pledge of all of the issued and outstanding shares of the Bank as evidenced by a pledge agreement between the Company and 1030 Norton LLC. The accrued interest at June 30, 2015 was approximately $26,000. The entire interest balance due was paid on July 1, 2015. The members of 1030 Norton LLC have agreed to extend the note for another two year period at the same terms. In a letter dated February 11, 2015, the FRB granted the company permission to extend the note at the same terms and continue paying quarterly interest. The note now matures on March 31, 2017. The Company’s note payable with 1030 Norton LLC includes a conversion feature allowing repayment of the outstanding principal, $1,280,000, with common stock instead of cash at a discount of 25% below the general offering price if an offering of stock is carried out by the Company.

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On October 2, 2015, the Company entered into a Debt Conversion Agreement with 1030 Norton. The Debt Conversion Agreement provides that 1030 Norton will convert 100% of the principal balance of its senior convertible note, which totals $1,280,000, into shares of common stock of the Company at a conversion price equal to $1.91 per share upon closing of this offering, which is 75% of the per share subscription price of this offering. The senior debt, the conversion feature, and the Debt Conversion Agreement were approved by an independent committee of the Company’s Board of Directors.

The closing of the debt conversion is conditioned upon (a) effectiveness and closing of the rights offering; (b) approval of the FRB to apply sufficient proceeds from the rights offering to repay the deferred and accumulated interest on Community Shores’ trust preferred securities; and (c) confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral. Upon consummation of the conversion, 1030 Norton will release the Company’s pledge of 100% of the shares of Community Shores Bank, the Company’s wholly-owned bank subsidiary, which currently serves as security for the senior convertible note.

Conversion of the Senior Debt will cause dilution because the conversion price per share is lower than the subscription price per share for this offering. The Company currently has limited liquidity with which to satisfy the required interest payments on the senior debt. In the event we are unable to raise enough funds through this offering to meet the conditions specified in the paragraph above, we may lack sufficient capital to service the senior debt obligation. See “Risk Factors – Conversion of senior debt will cause dilution. If we are unable to close this offering, we may lack sufficient capital to service the senior debt obligation” on page 23.

Our Competitive Strengths

While we face significant challenges, our focus on community banking and strong customer service has historically positioned us well in the markets that we serve and we believe those strengths will help position us for a return to sustained profitability. Our key strengths include:

•	Our Community Bank Position. We are the only locally operated community bank holding company in Muskegon County. As mergers and consolidations continue, we have a distinct opportunity to differentiate our brand of community banking to our advantage.

•	Significant Deposit Market Share in Muskegon County. According to the FDIC’s Annual Summary of Deposits Survey as of June 30, 2014, we held 11.6% and were ranked 4th in the County, only below super regional and national banks.

•	Well-Developed Existing Infrastructure. We have made significant investments in our offices, technology and human capital. Our improvements to technology include enhancements made to our risk management and monitoring systems and retail delivery system. We strive to maximize the potential of our infrastructure and develop our business with relatively small incremental investments.

•	Our Dedication to Customer Service. We use a “total relationship” approach in providing sales and service to our customers. Our professional, tenured banking staff provide a truly value added component as we work with customers to assess their banking and financial service needs. We continue to offer local, timely decision making and our employees are empowered to insure that we deliver on our customer service standards. This results in long term client relationships and contributes to our success in acquiring new customers despite the continuation of the Consent Order.

•	Our Corporate Culture. Since its inception, Community Shores Bank has differentiated itself by adopting a culture that empowers employees commensurate with their knowledge and expertise. We strive to hire talented team members not only for their banking skills, but for their leadership and decision making capabilities. In an industry where centralized credit approvals and automated credit scoring processes are becoming predominant, we attract candidates seeking to use their training and judgment. We believe that through empowerment, we not only recognize our employees for their expertise, but gain a competitive advantage. Our employees can make reasonable customer service decisions, such as the waiver of a service charge or overdraft fee, without layers of additional approval. We believe this translates into improved customer service. Our lenders have individual loan authority commensurate with their experience. This provides for faster loan decisions and quicker funding for our borrowing clients. Due to a number of bank mergers and acquisitions, we have been able to recruit significant talent in the past 24 months and believe that our culture will provide opportunities for us to attract new and talented sales staff enabling us to achieve future growth objectives.

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Strategy to Increase and Sustain Profitability

Despite a challenging interest rate environment, the Bank has been profitable for 13 consecutive quarters. For the past several months, we have been taking steps to increase this profitability by focusing on reducing our cost of funds and stabilizing our net interest margin. We have successfully managed operationally controllable expenses, not related to FDIC insurance, foreclosed asset impairments and loan collection expense, to pre-recessionary levels. Notably, salaries, professional fees, data processing, advertising and other operating expenses were reduced by nearly $100,000 annually for the period from 2006 to 2014.

We believe that we can continue to decrease expenses to improve our profitability. Specifically, we expect decreases in non-interest expense, totaling in excess of $2,000,000 over the next 72 months, as we successfully renegotiated a key processing contract in 2015. Additionally, we believe that given the current operating environment and the capital from this offering, we will be in a position to drive down non-interest expense and elevate earnings through significant reductions in FDIC premiums, other insurance premiums and continued reductions in non-performing and foreclosed assets. For example, if our risk category for the purpose of calculating FDIC insurance premiums were improved one level, we would save approximately $40,000 per quarter.

Finally, commencing in 2014, with the release of the regulatory Prompt Corrective Action, the Bank has focused on loan growth to improve revenue. We believe that we can leverage the competitive strengths outline above and grow revenue as follows:

•	Leverage our community bank position. We are the only locally operated community bank holding company in Muskegon County. As mergers and consolidations continue, we have a distinct opportunity to differentiate our brand of community banking to our advantage.

•	Grow our business in our contiguous markets. We intend to concentrate on growing our market share in Muskegon and Northern Ottawa through aggressive sales efforts and relationship development.

•	Grow our loan portfolio. We intend to grow our loan portfolio while adhering to our underwriting requirements. To ensure that we our loans are safely originated, the Bank hires an independent firm to help management monitor and validate the credit quality of the Bank’s loan portfolio. The independent firm accomplishes this through reviews of a sampling of the loan portfolios for both commercial and retail loans. The independent firm also evaluates the loan underwriting, loan approval, loan monitoring, loan documentation, and problem loan administration practices of the Bank.

•	Maintain and improve our significant deposit market share in Muskegon County. According to the FDIC’s Annual Summary of Deposits Survey as of June 30, 2014, we held 11.6% and were ranked 4th in the County, only below super regional and national banks.

•	Grow our fee income. We intend to emphasize continued growth in our wealth management business to increase our fee income. We recently recruited a third investment services representative and believe we have the ability to grow this segment of our business by 30% over the next 3 years. We continually look at the value of technology and convenience and strategically identify new product offerings that have the potential to generate non-interest income.

•	Leverage our existing infrastructure. We have made significant investments in our offices, technology and human capital. Our improvements to technology include enhancements made to our risk management and monitoring systems and retail delivery system. We strive to maximize the potential of our infrastructure and develop our business with relatively small incremental investments.

•	Maintain our dedication to customer service. We use a “total relationship” approach in providing sales and service to our customers. Our professional, tenured banking staff provide a truly value added component as we work with customers to assess their banking and financial service needs. We continue to offer local, timely decision making and our employees are empowered to insure that we deliver on our customer service standards. This results in long term client relationships and contributes to our success in acquiring new customers despite the continuation of the Consent Order.

Our Market Area and Competition

The Bank’s primary market area is Muskegon County, Michigan. According to the FDIC’s Annual Summary of Deposits Survey as of June 30, 2014, there are 12 deposit taking/lending institutions competing in the Bank’s market. Of those, the Bank ranked 4th in market share in Muskegon County with 11.6% of the market at the time of the survey. In 2002, the Bank began expanding into the Tri-Cities area (Grand Haven, Ferrysburg and Spring Lake) of Northern Ottawa County, and, based on the survey, ranked 14th out of 16 institutions operating in Grand Haven with a market share of 2.5%.

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Our major competitors in Muskegon County are Ohio based super-regional banks. There are also a number of banks, thrifts and credit union offices located in the Company’s market area. Competition with the Company also comes from other areas such as finance companies, insurance companies, mortgage companies, brokerage firms and other providers of financial services. Most of the Company’s competitors have been in business a number of years longer than the Company and, for the most part, have established customer bases. The Company competes with these older institutions through its ability to provide quality customer service, along with competitive products and services. We believe the capital provided by this offering will position us to improve the ability of the Bank to sustain our business and grow in our primary service areas.

Michigan’s seasonally adjusted unemployment ranking has steadily improved over the past several years. In 2010, Michigan had the 4th highest seasonally adjusted rate of unemployment in the United States at 11.2%. The Michigan unemployment rate has improved to 6.3% at December 31, 2014, which was the 13th highest rate in the nation. Improvement continues to be seen throughout the first half of 2015; the seasonally adjusted unemployment rate at June 30, 2015 was 5.5%, which is the 25th highest rate in the United States, representing a significant improvement over the past four years. The state’s unemployment rate is back to pre-recession levels; in 2014 approximately 30,000 jobs were added. University of Michigan forecasters predict the creation of 59,400 jobs in Michigan in 2015 and another 73,200 in 2016. Both years are projected to exceed the average of 57,000 jobs created annually in Michigan from 1971 to 2000, prior to the state’s most recent recessionary period.

From a local perspective, unemployment levels in Muskegon County are the lowest they have been since 2001. Employment grew by 1.5% or approximately 1,000 jobs in 2014; overall it is estimated that Muskegon County lost 5,000 jobs during 2008-2009; however has regained 3,300 jobs since that time. The majority of the job growth was attributed to jobs in manufacturing, followed by leisure and hospitality positions. Diverse growth was noted within the manufacturing sector; job growth occurred in industries including machinery, fabricated metal, plastics and rubber, furniture, textile, and food production. December 31, 2014 unemployment for Muskegon County was at 5.7%, representing an improvement from 8.3% at December 31, 2013. In neighboring Ottawa County, unemployment rates also continue to improve; the December 31, 2014 unemployment rate was 3.6%, an improvement from 6% the prior year end.

The housing market in Muskegon County continues to show progress; the average price of homes sold throughout 2014 increased 9.8% over the prior year. The number of homes sold remains slightly elevated from the prior year; however residential construction housing starts remained flat during the year.

Muskegon County had a population of approximately 171,008 for 2013, with an increase of 0.7% from April 1, 2010 to July 1, 2013. Muskegon County’s median household income was approximately $40,979 for 2009 to 2013. Ottawa County had a population of approximately 272,701 for 2013, with an increase of 3.4% from April 1, 2010 to July 1, 2013. Ottawa County’s median household income was approximately $56,453 for 2009 through 2013.

Following completion of the rights offering, we believe we will be well-positioned to take advantage of growth opportunities in our market area. Many of our largest competitors have centralized small business loan approvals in processing centers located outside of Michigan or our market area. In contrast, as the only community bank headquartered in Muskegon County, all our loan decisions are made locally by experienced lending officers empowered in the approval process. We strive to establish long term, one on one relationships in which we truly gain an understanding of our client’s personal and professional goals, opportunities and needs. We believe our level of personal, professional service, combined superior knowledge of the local market place, positions us to increase our market share through organic growth.

Our Executive Leadership Team

The members of our senior leadership team are identified below. Additional biographical information can be found by consulting the section entitled “Where You Can Find More Information” on page 44.

Our leadership team, with the support of our board of directors, carefully navigated our Bank through the recessionary period that hit our markets in 2007. While the Bank faced significant challenges and remains subject to additional regulatory scrutiny, the Bank avoided the failure that was widespread in the community banking industry and diluting shareholders through conducting an offering during poor economic conditions. We believe our leadership team has made significant strides in returning the Bank and the Company to good health. The critical piece that remains is to raise the additional capital sought by this Offering. With that capital, we believe the Bank and company will be poised for future growth:

•	Heather D. Brolick is the President, Chief Executive Officer and a director of the Company and the Bank, positions she has held since 2006. Ms. Brolick has over 34 years of commercial banking experience.

•	Tracey A. Welsh is the Senior Vice President, Chief Financial Officer and Treasurer of Community Shores and the Bank, positions she has held since November or 2003. Ms. Welsh is a certified public accountant and has 25 years of bank accounting experience.

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Executive Offices and Website

Our headquarters and administrative offices are located at 1030 W. Norton Avenue, Muskegon, MI 49441, and our telephone number is (231) 780-1800. Our internet website address is www.communityshores.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

Risks We Face

Investing in our common stock involves risks. See "Risk Factors" beginning on page 22 of this prospectus to read about risks you should carefully consider before buying our common stock.

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The Rights Offering

Shares Offered	Community Shores Bank Corporation is offering up to a maximum of 2,568,627 shares of Company common stock. The Company may increase or decrease the size of the rights offering in its sole discretion. Since there is no minimum offering amount, any purchaser of common stock in the rights offering may be the only purchaser. However, we will cancel this offering and return subscription commitments to our investors in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised and/or from funds pledged by members of our board. See “Use of Proceeds” on page 31.

Offering price	$2.55 per share.

Rights Offering	We are distributing at no cost or charge to our shareholders 1.7488 nontransferable subscription rights for each share of common stock owned as of 5:00 p.m., Eastern Time, on the Record Date, October 12, 2015. We will not issue fractional rights, rather we will round down any fractional rights to the nearest whole right.

Basic Subscription Rights	For each subscription right that you are issued, you will have a basic subscription right to buy from us one share of our common stock at the subscription price. See "What is the basic subscription right ?" on page 1.

Over-Subscription Privilege	If you exercise your basic subscription rights in the rights offering in full, you will also have an opportunity to subscribe to purchase any shares that our other subscription rights holders do not purchase under their basic subscription rights. See "What is the over-subscription privilege ?" on page 1.

Expiration of Rights	The subscription rights will expire at 5:00 p.m., Eastern Time, on November 25, 2015, unless the expiration date is extended to no later than December 15, 2015. We reserve the right to extend the subscription rights period at our sole discretion. See "How soon must I act to exercise my subscription rights ?" on page 3.

No Revocation	You may not revoke an exercise of subscription rights in the rights offering.

Discretion to Accept, Reject or Limit Subscriptions	Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns in excess of 4.9% of the Company's common stock outstanding. This limit will not apply to persons who own in excess of 4.9% of our common stock as of the Record Date. This limit is being imposed as a measure to help preserve the future availability of our deferred tax assets. In addition, we may, in the discretion of the board of directors or a board committee, not issue shares of our common stock to any purchaser in the rights offering who, in our sole judgment, might be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the expiration of the rights offering, such clearance or approval has not been obtained or any applicable waiting period has not expired. We will not accept subscriptions from a person in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so. If we elect not to issue shares in the case of an exercise of subscription rights, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights. We reserve the right to reject in whole or in part any or all exercise of subscription rights in the rights offering. See "Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?" on page 4.

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No Board of Directors Recommendation	Our board of directors is making no recommendation regarding the exercise of subscription rights.

Director and Executive Officer Participation

Directors of the Company have committed to purchase shares in the offering in the following ways:

•     Bruce J. Essex, Sr. and Robert L. Chandonnet have agreed to act as a backstop for the offering and have committed $1,250,000 to purchase shares. This commitment may be satisfied through exercise of basic subscription rights, through the oversubscription privilege, pursuant to a private placement, or a combination of the foregoing. For additional details, see “The Rights Offering and Plan of Distribution – Rights Offering – Backstop Commitments” on page 41.

•     Bruce J. Essex, Sr., Robert L. Chandonnet and Gary Bogner are members of 1030 Norton, LLC, the Company’s senior debt holder. 1030 Norton has agreed to retire the senior debt by converting outstanding principal totaling $1,280,000 into shares of the Company’s common stock at a conversion price equal to $1.91 upon closing of this offering, which is 75% of the per share subscription price of this offering. For additional details, see “Prospectus Summary - Background Information on the Consent Order, the Written Agreement, and our Senior Debt” on page 13.

Additionally, to the extent they held shares of Common Stock as of the Record Date, our directors and officers are entitled to participate in the rights offering on the same terms and conditions applicable to all Rights holders. We believe such directors and executive officers will participate in the rights offering at varying levels, but they are not required to do so. See "The Rights Offering and Plan of Distribution - Director and Executive Officer Participation" on page 37.

Common shares outstanding after the rights offering

We cannot state with certainty how many shares of our Common Stock will be outstanding upon the closing of the Rights Offering, the debt conversion and the backstop agreements. Assuming the rights offering is fully subscribed, an additional 2,568,627 shares of our Common Stock will be issued and outstanding pursuant to the rights offering. Additionally, we plan to issue 670,157 shares pursuant to the separate debt conversion occurring alongside the rights offering and have agreed to a minimum number of shares to the backstop parties in a private placement even if the rights offering is fully subscribed, which could equal as many as 955,628 shares or could fit within the numbers of shares offered in the rights offering. If the rights offering were fully subscribed by our existing shareholders and we were required to satisfy our commitment to sell shares to the backstop parties through a private placement beyond their existing pro rata rights, we could end up with as many as 5,663,213shares outstanding following the consummation of the rights offering.

Net proceeds	We estimate the net proceeds from the rights offering, after estimated expenses, will be approximately $6,325,000, if all shares offered are sold.

Use of proceeds	We intend to use the net proceeds of the rights in the following order of priority:

Payment of TRUPS Overdue and Deferred Interest	$625,000
General Working Capital	2,160,000
Contribution to Bank	3,540,000
Total	$6,325,000

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There is no assurance as to any particular level of proceeds from the rights offering and there is no minimum offering requirement for this offering. However, in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised and/or from funds pledged by members of our board to pay the TRUPS overdue and deferred interest, we will cancel this offering and will return subscription commitments to our investors.

Trading market	Our common stock is quoted on the OTC Bulletin Board under the symbol “CSHB” See "Market for Common Stock and Dividend Information" on page 34.

Dividends	The Board of Directors of the Company suspended payment of dividends on our common stock in 2010. Our Written Agreement and Consent Order prohibit the Company and the Bank from declaring or paying dividends. See "Market for Common Stock and Dividend Information" on page 34.

Risk Factors	Before you decide to invest in our common stock, you should carefully review this entire prospectus, including the risk factors set forth under the "Risk Factors" section of this prospectus beginning on page 22. You should also carefully review all of the information incorporated by reference into this prospectus. See "Incorporation of
Certain Information by Reference" on page 45.

Material U.S. Federal Income Tax Consequences For Investors	If you are a U.S. holder (as defined below under "Material U.S. Federal Income Tax Consequences for Investors") and hold common stock on the Record Date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights. If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights. You will not recognize any gain or loss upon the exercise of your subscription rights. See "Material U.S. Federal Income Tax Consequences for Investors" on page 43.

Subscription Agent and Questions Regarding the Offering	We have engaged Computershare Trust Company, N.A. and Computershare Inc. as our subscription agent for the rights offering. If you have any questions about the rights offering, please contact Patricia Siembida, Executive Secretary of Community Shores Bank by calling 231-780-1858.

Procedure for Subscribing in the Rights Offering	To exercise your subscription rights, you must take the following steps:

If you hold a share certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on November 25, 2015. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. See "How do I exercise my subscription rights if I am a record shareholder?" on page 3.

If you hold your common shares through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common shares you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering on November 25, 2015. See "What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?" on page 3.

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Summary of Selected Consolidated Financial Information

The following unaudited table sets forth selected historical consolidated financial information as of and for the fiscal years ended December 31, 2014, 2013 and 2012 derived from our audited consolidated financial statements. You should read this information in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this prospectus. See "Incorporation of Certain Information by Reference" on page 45.

Selected Financial Information

	At or For the Quarter-Ended		At or For Year-to-Date		At or For the Year-Ended
	June 30,		June 30,
	2015	2014	2015	2014	2014	2013	2012
(dollars in thousands, except per share data)
Results of Operations:
Net interest income	$1,052	$1,565	$2,586	$3,129	$6,158	$6,347	$6,884
Provision for loan losses	0	0	0	0	0	0	75
Non-interest income	437	447	844	856	1,731	6,943	1,687
Non-interest expense	1,842	1,909	3,733	3,772	7,595	7,645	8,228
Income (loss) before income tax	(352)	102	(303)	213	294	5,645	268
Income tax expense (benefit)	(120)	0	(103)	0	(4,038)	105	0
Net income (loss)	(233)	102	(200)	213	4,332	5,540	268

Financial Condition:
Total assets	189,499	197,933	189,499	197,933	184,677	190,779	204,231
Loans held for sale	78	111	78	111	148	240	6,041
Loans	127,095	132,703	127,095	132,703	129,787	131,554	125,830
Allowance for loan losses	1,573	2,742	1,573	2,742	1,978	2,810	3,383
Securities	28,281	31,249	28,281	31,249	31,691	31,230	41,460
Deposits	169,341	177,023	169,341	177,023	161,305	171,940	184,176
Federal funds purchased and repurchase agreements	4,960	10,020	4,960	10,020	8,611	8,428	10,190
Notes payable and other borrowings	5,780	5,780	5,780	5,780	5,780	5,780	9,500
Shareholders' equity	7,882	4,054	7,882	4,054	8,081	3,663	(1,239)

Performance Ratios:
Return on average assets	(0.51)%	0.21%	(0.22)%	0.22%	2.25%	2.86%	0.13%
Return on average shareholders' equity	(11.48)	10.25	(4.91)	10.88	107.63	196.56	N/A
Net interest margin	2.58	3.4	3.12	3.41	3.44	3.54	3.53
Efficiency ratio	123.66	94.92	108.84	94.66	96.27	57.52	96.00
Per Share Data:
Earnings (loss) per share - basic	$(0.16)	$0.07	$(0.14)	$0.15	$2.95	$3.77	$0.18
Earnings (loss) per share - diluted	(0.16)	0.07	(0.14)	0.15	2.95	3.77	0.18
Book value per share	5.37	2.76	5.37	2.76	5.50	2.49	(0.84)
Capital Ratios of Bank:
Tier 1 risk-based capital	8.44%	7.26%	8.44%	7.26%	7.82%	7.22%	6.61%
Total risk-based capital	9.58	8.53	9.58	8.53	9.07	8.48	7.88

1 Includes derivative valuation of $426,667 related to the conversion option embedded in the note payable expense.

2 Includes tax valuation allowance reversal of $4,106 or $2.80 per share.

3 Includes a gain on extinguishment of debt of $5,263 or $3.58 per share.

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RISK FACTORS

An investment in our common stock involves significant risks. You should consider carefully the risk factors included below, together with all of the other information included in or incorporated by reference into this prospectus, before making a decision to invest in our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or a substantial part of your investment.

Risks Related To the Company's Business and Capital Position

Community Shores Bank Corporation has only limited cash and cash equivalents available at the holding company level. If its cash and cash equivalents are exhausted and it is unable to access additional funds through capital raising efforts or other funding sources, it could be unable to meet its financial obligations as they come due, rendering the Company insolvent.

At June 30, 2015, Community Shores Bank Corporation held at the holding company level cash and cash equivalents of $158,000. As of the date of this prospectus, Community Shores Bank Corporation anticipates that its cash and cash equivalents could be exhausted, unless it is able to access additional funds through capital raising efforts or other funding sources. If Community Shores Bank Corporation's cash and cash equivalents are exhausted, it would be unable to meet its financial obligations as they come due, rendering Community Shores Bank Corporation insolvent. If Community Shores Bank Corporation were to become insolvent, it could be subject to voluntary or involuntary bankruptcy or similar insolvency proceedings and its business, financial condition and results of operations would be materially and adversely affected.

We are not in compliance with the Consent Order. This could result in enforcement action against us.

The Bank is subject to a Consent Order with the FDIC and the State of Michigan’s DIFS. The Bank is required to have and maintain a Tier 1 Leverage Capital Ratio of at least 8.5% and a Total Risk Based Capital Ratio of at least 11%. The Bank was not in compliance with these capital ratios at September 30, 2015. We are conducting this rights offering in an effort to reach and maintain the capital levels required by the Consent Order. Achievement of these capital levels could be impacted, positively or negatively, as a result of certain uncertainties, including, but not limited to, earnings levels, changing economic conditions, asset quality and property values. A failure to raise sufficient capital to satisfy the capital levels required by the Consent Order could materially adversely affect our ability to further expand our operations through organic growth. In addition, the Bank could become subject to an enforcement action, which could result in removal of directors, officers, employees and institution affiliated parties, and the imposition of civil money penalties and even ultimately closure of the Bank.

Failure to comply with the Written Agreement could result in enforcement action against us.

The Company is subject to a Written Agreement with the FRB. The Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to the Bank; (ii) the Company may not declare or pay any dividends or take dividends or any other payment representing a reduction in capital from the Bank or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (iii) the Company may not incur, increase or guarantee any debt or purchase or redeem any shares of its stock without prior FRB approval; (iv) the Company must submit a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes to the FRB within 30 days of the Written Agreement; (v) the Company shall take all necessary actions to ensure that the Bank, the Company and all nonbank subsidiaries of both the Bank and the Company comply with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between affiliates; (vi) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval; and finally (vii) within 30 days after the end of each calendar quarter following the date of the Written Agreement, the board of directors shall submit to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the Written Agreement as well as current copies of the parent company only financial statements. The Company has not yet been able to meet the obligation detailed in part (i) above as the Company has limited resources with which to support the capital needs of the Bank. Other than having returned the Bank to a “safe and sound condition” through the restoration capital to the levels stipulated in the Bank’s consent Order, the Company believes that, as of the date of this prospectus, it was in compliance in all material respects with all of the provisions of the Written Agreement.

The failure of the Company to comply with the terms of the Written Agreement could result in proceedings to enforce the Written Agreement. Such proceedings could result in removal of directors, officers, employees and institution affiliated parties, the imposition of civil money penalties and other adverse actions.

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The Company is in default on its trust preferred securities and requires Federal Reserve Board approval to pay the overdue and deferred interest on its trust preferred securities.

In May of 2010, the Company exercised its option to defer regularly scheduled quarterly interest payments on its TRUPS beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The last allowable deferral period was March 31, 2015. All accrued and unpaid interest was due and payable and a corresponding amount of distributions was payable on the TRUPS as of June 30, 2015. The indenture trustee formally issued a notice of default on July 31, 2015, to the administrative trustees and holders, but did not declare acceleration of the trust preferred securities or formally seek any remedies under the trust documents. Rather, the trustees and holders have indicated their intention to cooperate with the Company during its efforts to raise capital to repay the accrued interest. The amount due totals approximately $625,000. The Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010. In the event the Company is unable to obtain FRB approval to pay the TRUPS overdue and deferred interest from the funds raised through this offering and/or from funds pledged by members of our board to pay the TRUPS overdue and deferred interest, the Company will cancel this offering and will return subscription commitments to our investors. This would result in the Company having incurred the expenses of this offering, estimated to be approximately $225,000, without receiving the benefit of a capital infusion and would adversely affect the financial position of the Company.

Conversion of senior debt will cause dilution. If we are unable to close this offering, we may lack sufficient capital to service the senior debt obligation.

The Company is indebted in the principal amount of $1,280,000 to its senior debt holder, 1030 Norton LLC. The note bears interest at a fixed rate of 8.00% per annum, which is payable quarterly in arrears. The note is secured by a pledge of all of the issued and outstanding shares of the Bank and matures on March 31, 2017. 1030 Norton LLC is a Michigan limited liability company owned by nine individuals; including three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, Sr., one former director and five local businessmen.

On October 2, 2015, the Company entered into a Debt Conversion Agreement with 1030 Norton. The Debt Conversion Agreement provides that 1030 Norton will convert 100% of the principal balance of its senior convertible note, which totals $1,280,000, into shares of common stock of the Company at a conversion price equal to $1.91 per share upon closing of this offering, which is 75% of the per share subscription price of this offering. Conversion of the senior debt will cause dilution to purchasers in this offering because it will occur at a per share price that is lower than the subscription price of this offering.

The closing of the debt conversion is conditioned upon (a) effectiveness and closing of the rights offering; (b) approval of the FRB to apply sufficient proceeds from the rights offering to repay the deferred and accumulated interest on Community Shores’ trust preferred securities; and (c) confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral.

At June 30, 2015, Community Shores Bank Corporation held at the holding company level cash and cash equivalents of $158,000 with which to make the required interest payments on the senior debt. In the event we are unable to raise enough cash to satisfy the conditions above and to close this offering, the Company will require additional capital to make the interest payments on its senior debt. If we fail to obtain such capital and we were to default upon the senior debt, the senior debt holder could foreclose upon the stock of our Bank and our shareholders could lose the value of their investment.

National, state and local economic conditions could have a material adverse effect on the Company's results of operations and financial condition.

The results of operations for financial institutions, including our Bank, may be materially and adversely affected by changes in prevailing national, state and local economic conditions. Our profitability is heavily influenced by the quality of the Company's loan portfolio and the stability of the Company's deposits. Unlike larger national or regional banks that are more geographically diversified, the Company provides banking and financial services to customers primarily in Muskegon and Ottawa Counties of Western Michigan. The local economic conditions in these areas have a significant impact on the demand for the Company's products and services, as well as the ability of the Company's customers to repay loans, the value of the collateral securing loans and the stability of the Company's deposit funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities, financial, capital or credit markets or other factors could impact national as well as these local economic conditions and, in turn, have a material adverse effect on the Company's results of operations and financial condition.

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We could incur credit losses and our allowance for loan losses may not be adequate to cover actual loan losses.

The risk of nonpayment of loans is inherent in all lending activities and nonpayment of loans may have a material adverse effect on our earnings and overall financial condition, as well as the value of our common stock. We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, which could have an adverse effect on our operating results, and may cause us to increase the allowance in the future. The actual amount of future provisions for loan losses cannot now be determined and may exceed the amounts of past provisions. Federal banking regulators, as an integral part of their supervisory function, periodically review our allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses could have a negative effect on our regulatory capital ratios, net income, financial condition and results of operations.

We are subject to liquidity risk in our operations, which could adversely affect our ability to fund various obligations.

Liquidity risk is the possibility of being unable to meet obligations as they come due, pay deposits when withdrawn, and fund loan and investment opportunities as they arise because of an inability to liquidate assets or obtain adequate funding on a timely basis, at a reasonable cost and within acceptable risk tolerances. Liquidity is required to fund various obligations, including credit obligations to borrowers, mortgage originations, withdrawals by depositors, repayment of debt, operating expenses and capital expenditures. Liquidity of the Bank is derived primarily from retail deposit growth and retention, principal and interest payments on loans and investment securities, net cash provided from operation and access to other funding sources. Liquidity is essential to our business. We must maintain sufficient funds to respond to the needs of depositors and borrowers. An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a material adverse effect on our liquidity. An inability to retain the current level of deposits, including the loss of one or more of the Bank's larger deposit relationships, could have a material adverse effect on the Bank's liquidity. Our access to funding sources in amounts adequate to finance activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of the business activity due to a market down turn or regulatory action that limits or eliminates access to alternate funding sources, such as brokered deposits or internet service deposits. Our ability to borrow could also be impaired by factors that are nonspecific to the Company, such as severe disruption of the financial markets or negative expectations about the prospects for the financial services industry as a whole, as evidenced by recent turmoil in the domestic and worldwide credit markets.

We have significant exposure to risks associated with commercial and residential real estate.

A substantial portion of our loan portfolio consists of commercial and residential real estate-related loans, including real estate development, construction and residential and commercial mortgage loans. As of June 30, 2015, we had approximately $52 million of commercial real estate loans outstanding, which represented approximately 41% of our loan portfolio. As of that same date, we had approximately $16 million in residential real estate loans outstanding, or approximately 12% of our loan portfolio. Consequently, real estate-related credit risks are a significant concern for us. The adverse consequences from real estate-related credit risks tend to be cyclical and are often driven by national economic developments that are not controllable or entirely foreseeable by us or our borrowers. General difficulties in our real estate markets have recently contributed to significant increases in our nonperforming loans, charge-offs, and decreases in our income.

Commercial loans may expose us to greater financial and credit risk than other loans.

Our commercial loan portfolio, excluding commercial mortgages, was approximately $52 million at June 30, 2015, comprising approximately 41% of our total loan portfolio. Commercial loans generally carry larger loan balances and can involve a greater degree of financial and credit risk than other loans. Any significant failure to pay on time by our customers would hurt our earnings. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, when underwriting a commercial or industrial loan, we may take a security interest in commercial real estate, and, in some instances upon a default by the borrower, we may foreclose on and take title to the property, which may lead to potential financial risks for us under applicable environmental laws. If hazardous substances were discovered on any of these properties, we may be liable to governmental agencies or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination.

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Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows depend substantially upon our net interest income. Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest they pay on deposits and borrowings, but such changes could also affect: (i) our ability to originate loans and obtain deposits; (ii) the fair value of our financial assets and liabilities, including our securities portfolio; and (iii) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations.

We are subject to significant government regulation, and any regulatory changes may adversely affect us.

The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or shareholders. We are subject to extensive regulation by the FRB, the FDIC and DIFS, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition.

The Company could be adversely affected by the soundness of other financial institutions, including defaults by larger financial institutions.

The Company's ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of credit, trading, clearing, counterparty or other relationships between financial institutions. The Company has exposure to multiple counterparties, and the Company routinely executes transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by the Company or by other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which the Company interacts on a daily basis, and therefore could adversely affect the Company.

The proposed rights offering may increase the risk of an "ownership change" for purposes of Section 382 of the Internal Revenue Code, which may materially impair our ability to use our net operating loss carryforward.

Our ability to use our net operating loss carryforward to offset future taxable income will be limited if we experience an "ownership change" as defined in Section 382 of the Internal Revenue Code. In general, an ownership change will occur if there is a cumulative increase in our ownership by "5-percent shareholders" (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate, which is currently 2.82% for ownership changes occurring in October 2015.

The offering could cause us to experience an "ownership change" as defined for U.S. federal income tax purposes. Even if the rights offering does not cause us to experience an "ownership change," the issuance of our shares of common stock in the rights offering materially increases the risk that we could experience an "ownership change" in the future. As a result, issuances or sales of common stock or other securities in the future, or certain other direct or indirect changes in ownership, could result in an "ownership change" under Section 382 of the Code. If an "ownership change" occurs, we could realize a permanent loss of a significant portion of our U.S. federal deferred tax assets (related to net operating loss carryforwards totaling $8.5 million at December 31, 2014) and lose certain built-in losses that have not been recognized for tax purposes. The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of our market capitalization at the time of an "ownership change") and the remaining carry forward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years).

We rely heavily on our management and other key personnel, and the loss of any of them may adversely affect our operations.

We are and will continue to be dependent upon the services of our management team and other key personnel. Losing the services of one or more key members of our management team could adversely affect our operations. Our senior lenders are not subject to non-compete agreements and could compete with us for loan business in our market area. If substantial business were to be diverted from us, it would have a material adverse effect on our results of operations.

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Our controls and procedures may fail or be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. If we fail to identify and remediate control deficiencies, it is possible that a material misstatement of interim or annual financial statements will not be prevented or detected on a timely basis. In addition, any failure or circumvention of our other controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

 We may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on our financial condition and results of operations.

We may be involved from time to time in a variety of litigation arising out of our business. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation or cause us to incur unexpected expenses, which could be material in amount. Should the ultimate expenses, judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may it be able to obtain adequate replacement policies with acceptable terms, if at all.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for deposits, loans and other financial services with numerous Michigan-based and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as we are. Most of our competitors have been in business for many years, have established customer bases, are larger, and have substantially higher lending limits than we do. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services.

We depend upon the accuracy and completeness of information about customers.

In deciding whether to extend credit to customers, we may rely on information provided to us by our customers, including financial statements and other financial information. We may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. Our financial condition and results of operations could be negatively impacted to the extent that we extend credit in reliance on financial statements or other information provided by customers that is false or misleading.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

We face the risk of cyber-attack to our computer systems.

Our computer systems, software and networks have been and will continue to be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber-attacks and other events. These threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. If one or more of these events occurs, it could result in the disclosure of confidential client information, damage to our reputation with our clients and the market, additional costs to us (such as repairing systems or adding new personnel or protection technologies), regulatory penalties and financial losses, to both us and our clients and customers. Such events could also cause interruptions or malfunctions in our operations (such as the lack of availability of our online banking system), as well as the operations of our clients, customers or other third parties. Although we maintain safeguards to protect against these risks, there can be no assurance that we will not suffer losses in the future that may be material in amount.

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Damage to our reputation could materially harm our business.

Our relationship with many of our clients is predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, litigation, operational failures, the failure to meet client expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation, our ability to attract and retain clients or our sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses and the marketplaces in which we operate, the regulatory environment and client expectations. If any of these developments has a material effect on our reputation, our business will suffer.

Risks Associated With the Rights Offering and the Company’s Stock

Closing of the offering is subject to regulatory approval and may be subject to substantial delay.

The Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010. Thus, in order to apply the proceeds of this offering in the manner specified, we require approval of the FRB. Additionally, depending upon the level of investment from our shareholders in the offering, we may be required to obtain approval of the FRB for one or more of the backstop parties or other offering participants to obtain FRB clearance to purchase shares in the offering in excess of 10% or 25% of our outstanding common stock. Obtaining FRB approval on these items or other regulatory approvals may delay the closing of the offering. In the event we are unable to obtain FRB or other regulatory approval in a reasonable time frame, the Company could be forced to cancel this offering and return subscription commitments to our investors. This would result in the Company having incurred the expenses of this offering, estimated to be approximately $225,000, without receiving the benefit of a capital infusion and would adversely affect the financial position of the Company.

The future price of the shares of common stock may be less than the purchase price per share in the rights offering.

Depending upon the trading price of our Common Stock at the time of commencement of the rights offering, together with the number of shares of Common Stock we will issue in connection with the rights offering (including those shares that could be issued to certain investors pursuant to their backstop commitments as set forth in the Backstop Agreements), the rights offering may cause the price of our Common Stock to decrease, and it may continue to decrease following expiration of the rights offering. If the holders of our Common Stock purchased in the rights offering choose to sell some or all of those shares, the resulting sales could further depress the market price of our Common Stock.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the purchase price. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke your subscription. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price for the rights offering, the board of directors considered a number of factors, including: the price at which shareholders and prospective shareholders are expected to be willing to purchase shares, the amount of proceeds desired to achieve our goals for the offering, shareholder’s equity relative to outstanding shares as of September 30, 2015, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The Board of directors received advice, but did not receive a fairness opinion from a financial advisor in determining the subscription price or the terms of offering. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

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The Company may issue additional shares of its common stock in the future, which could dilute a shareholder’s ownership of common stock.

In connection with this offering, the Company will allow the holder of senior debt to convert outstanding principal plus accrued and unpaid interest into shares of the Company’s common stock at a conversion price equal to $1.91, which is 75% of the per share subscription price of this offering. Conversion of the senior debt will cause dilution to purchasers in this offering because it will occur at a per share price that is lower than the subscription price of this offering. Additionally, to the extent that the Company issues options or warrants to purchase common stock in the future and the options or warrants are exercised, the Company’s shareholders may experience dilution. Holders of shares of Company common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, shareholders may not be permitted to invest in future issuances of Company common or preferred stock.

Because of its capital requirements, the Company may find it necessary to sell common stock to raise capital under circumstances and at prices which result in extreme dilution.

The rights offering will dilute the ownership percentage of our existing shareholders and the ownership of our common stock may change significantly.

We intend to raise significant capital through the rights offering. Our directors and executive officers and individuals who reside in our markets currently hold a significant percentage of our common stock. Upon the successful completion of the rights offering, the ownership percentage of existing shareholders will be diluted unless they purchase shares in the rights offering in an amount proportional to their existing ownership. Additionally, we plan to issue 670,157 shares pursuant to the separate debt conversion occurring alongside the rights offering and have agreed to a minimum number of shares to the backstop parties in a private placement even if the rights offering is fully subscribed, which could equal as many as 955,628 shares or could fit within the numbers of shares offered in the rights offering. If the rights offering were fully subscribed by our existing shareholders and we were required to satisfy our commitment to sell shares to the backstop parties through a private placement beyond their existing pro rata rights, we could end up with as many as 5,663,213shares outstanding following the consummation of the rights offering. As a result, following the rights offering, to the backstop parties may acquire a significant percentage of ownership in our common stock in the rights offering, subject to any applicable regulatory approvals and the limitations set forth in this Prospectus. Those shareholders may have interests that differ from those of our current shareholder base, and they may vote in a way with which our current shareholders disagree.

The rights offering does not contain a minimum offering amount requirement. Your investment is subject to loss if we are unable to meet the capital requirements of the Consent Order.

The rights offering does not contain a minimum subscription condition, other than our commitment to cancel this offering and return subscription commitments to our investors in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised and/or from funds pledged by members of our board. Shareholders who subscribe may continue to own shares in the Company when it and the Bank do not satisfy all minimum regulatory capital requirements. A failure to meet minimum regulatory capital requirements could result in significant enforcement actions against the Company and the Bank, including a regulatory takeover of the Bank, in which case shareholders would receive little if anything for their investment.

The Company’s ability to pay dividends is limited and it may be unable to pay future dividends.

We have not paid dividends on our common stock in order to preserve capital and we do not expect to pay dividends in the near term. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient regulatory capital. The ability of the Bank to pay dividends to Community Shore Bank Corporation is limited by its obligation to maintain sufficient capital and by other general restrictions on dividends that are applicable to us under the terms of the Consent Order; the Bank may not declare or pay any dividend without the prior written consent of the regulators.

The market price of the Company’s common stock can be volatile, which may make it more difficult to resell Company common stock at a desired time and price.

Stock price volatility may make it more difficult for a shareholder to resell our common stock when a shareholder wants to and at prices a shareholder finds attractive or at all. Our stock price can fluctuate significantly in response to a variety of factors, regardless of operating results. These factors include, among other things:

•	Variations in our anticipated or actual operating results or the results of our competitors;
•	Changes in investors’ or analysts’ perceptions of the risks and conditions of our business;
•	The size of the public float of our common stock;
•	Regulatory developments;
•	Interest rate changes or credit loss trends;

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•	Trading volume in our common stock;
•	Market conditions; and
•	General economic conditions.

You may not revoke your subscription, but we may terminate the rights offering.

Once you have exercised your subscription rights, you may not revoke the subscription even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion. If we terminate the rights offering, we will not have any obligation to you with respect to the rights except to return any payment received, without interest or penalty.

Although publicly traded, our common stock has substantially less liquidity than the average liquidity of stocks traded on the OTC Bulletin Board.

Although our common stock is quoted on the OTC Bulletin Board, our common stock has substantially less liquidity than the average liquidity for companies quoted on the OTC Bulletin Board. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

The Company’s common stock is not insured by any governmental entity.

Our common stock is not a deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental entity. Investment in Company common stock is subject to risk, including possible loss.

The Company may issue debt and equity securities that are senior to Company common stock as to distributions and in liquidation, which could negatively affect the value of Company common stock.

The Company has in the past and may in the future increase its capital by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred stock or common stock. In the event of the Company’s liquidation, its lenders and holders of its debt securities would receive a distribution of the Company’s available assets before distributions to the holders of Company common stock. The Company’s decision to incur debt and issue securities in future rights offering will depend on market conditions and other factors beyond its control. The Company cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Future offerings could reduce the value of shares of Company common stock and dilute a shareholder’s interest in the Company.

 Our articles of incorporation and bylaws and Michigan laws contain certain provisions that could make a takeover more difficult.

Our articles of incorporation and bylaws, and the laws of Michigan, include provisions which are designed to provide our Board of Directors with time to consider whether a hostile takeover offer is in our best interest and the best interest of our shareholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of our common stock to participate in tender offers, including tender offers at a price above the then-current price for our common stock. These provisions could also prevent transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests. The Michigan Business Corporation Act contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. In addition to these provisions and the provisions of our articles of incorporation and by-laws, Federal law requires the Federal Reserve Board’s approval prior to acquisition of “control” of a bank holding company. All of these provisions may have the effect of delaying or preventing a change in control at the company level without action by our shareholders, and therefore, could adversely affect the price of our common stock.

If, as a result of the rights offering or otherwise, an entity holds as little as a 5% interest in our outstanding securities, that entity could, under certain circumstances, be subject to regulation as a “bank holding company.”

Any entity, including a “group” composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding securities, or 5% or more if the holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or retain 5% or more of our outstanding securities and (ii) any person not otherwise defined as a company by the BHC Act and its implementing regulations may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities. Becoming a bank holding company imposes statutory and regulatory restrictions and obligations, such as providing managerial and financial strength for its bank subsidiaries. Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in our securities or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Community Shores Bank Corporation. Forward-looking statements are identifiable by words or phrases such as “outlook” or “strategy,” that an event or trend “may,” “should,” “will,” “is likely,” or is “probable” to occur or “continue” or “is scheduled” or “on track” or that the Company or its management “anticipates,” “believes,” “estimates,” “plans,” “forecasts,” “intends,” “predicts,” “projects,” or “expects” a particular result, or is “confident,” “optimistic” or has an “opinion” that an event will occur, or other words or phrases such as “ongoing,” “future,” or “tend” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to real estate valuation, economic and employment trends and projections, future levels of nonperforming loans, the rate of asset dispositions, future capital levels, capital raising activities (including the successful completion of the rights offering), dividends, future growth and funding sources, future liquidity levels, future profitability levels, our ability to comply with our Consent Order and Written Agreement, and the effects on earnings of changes in interest rates and the future level of other revenue sources. All of the information concerning interest rate sensitivity is forward-looking. All statements with references to future time periods are forward-looking.

Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and tax deferred assets), other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to fully comply with all of the provisions of our Consent Order and Written Agreement, improve regulatory capital ratios, raise additional capital, successfully implement new programs and initiatives, increase efficiencies, realize our deferred tax benefits, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on Community Shores Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Community Shores Bank Corporation undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this prospectus.

Risk factors include, but are not limited to, the risk factors described under “Risk Factors” beginning on page 22 of this prospectus. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate outcome and a preceding forward-looking statement.

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USE OF PROCEEDS

We estimate the net proceeds from the rights offering, after estimated expenses, will be approximately $6,325,000. We intend to use the net proceeds of the rights offering in the following order of priority:

Payment of TRUPS Overdue and Deferred Interest	$625,000
General Working Capital	2,160,000
Contribution to Bank	3,540,000
Total	$6, 325,000

There is no assurance as to any particular level of proceeds from the rights offering and there is no minimum offering requirement for this offering. However, in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised and/or from funds pledged by members of our board to pay the TRUPS overdue and deferred interest, we will cancel this offering and will return subscription commitments to our investors. Funds contributed to the Bank will be used by the Bank for general operating purposes which may include, among others, funding of loans, investment in securities, and payment of expenses. The proceeds of the rights offering that are retained by the Company will be used by the Company for general corporate purposes which may include, among others, payment of general operating expenses, and pursuing strategic opportunities which may be presented to the Company in the future.

There is no assurance that the rights offering and these or other strategies to comply with the capital requirements of the Consent Order will be successful. See “Risk Factors” on page 22.

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CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2015 and our pro forma consolidated capitalization after giving effect to the receipt of net proceeds from the rights offering, assuming in the alternative that the maximum amount of the offered shares are sold in the rights offering (referred to below as the “100% participation scenario”) and assuming 75% of the offered shares are sold in the rights offering (referred to below as the “75% participation scenario”). We are unable to predict the actual level of participation in the rights offering. There is no assurance that we will achieve even the 75% participation scenario. For these scenarios, we have assumed that the senior debt is converted into shares of our common stock at $1.91 per share, resulting in the issuance of 670,157 shares. In the 100% participation scenario, we have assumed issuance of 955,628 backstop shares pursuant to a private placement beyond those offered in the rights offering. In the 75% scenario, we have assumed all backstop shares are placed within shares offered in the rights offering and have limited Thornapple and Robert Chandonnet to 9.99% each and Bruce and John Essex to 24.99% collectively of our outstanding common stock on a pro forma basis following completion of the rights offering and debt conversion.

The following unaudited information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2014, and related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the period ended June 30, 2015, which reports are incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” on page 45.

100% PARTICIPATION SCENARIO

	As of June 30,
	2015
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)
Note Payable	$1,280	$0
Derivative Liability	$427	0

Shareholders’ Equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued	0	0
Common stock, no par value, 9,000,000 shares authorized	13,297	23,766
Retained deficit	(5,145)	(5,145)
Accumulated other comprehensive loss	(270)	(270)
Total shareholders’ equity	$7,882	$18,351
Book value per share	$5.37	$3.24

75% PARTICIPATION SCENARIO

	As of June 30,
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)
Note Payable	$1,280	$0
Derivative Liability	$427	0

Shareholders’ Equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued	0	0
Common stock, no par value, 9,000,000 shares authorized	13,297	19,669
Retained deficit	(5,145)	(5,145)
Accumulated other comprehensive loss	(270)	(270)
Total shareholders’ equity	$7,882	$14,254
Book value per share	$5.37	$3.51

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Actual capital amounts and ratios for the Bank and required capital amounts and ratios for the Bank to be adequately capitalized and to be at the level mandated by the Consent Order at June 30, 2015 were:

			Minimum Required		Minimum Required
			For Capital		Under
	Actual		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2015
Common Equity Tier 1 (CET1) to risk-weighted assets of the Bank	$11,640,066	8.44%	$6, 209,836	4.50%	N/A	N/A
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	13, 213,439	9.58	11, 039,709	8.00	$15, 179,600	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	11, 640,066	8.44	8,279,782	6.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	11, 640,066	6.52	7, 143,041	4.00	15, 178,962	8.50

Both alternative scenarios described above, assume $3,540,000 of the proceeds of the rights offering are contributed to the Bank’s capital to increase its regulatory capital ratios. As such, the Bank’s regulatory capital ratios, as of June 30, 2015, would have been:

Regulatory Ratios assuming $3,540,000 CONTRIBUTED TO THE BANK

			Minimum Required		Minimum Required
			For Capital		Under
	Pro Forma		Adequacy Purposes		Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2015
Common Equity Tier 1 (CET1) to risk-weighted assets of the Bank	$15, 180,066	11.00%	$6, 209,836	4.50%	N/A	N/A
Total Capital (Tier 1 and Tier 2) to risk-weighted assets of the Bank	16,753,439	12.14	11,039,709	8.00	$15,179,600	11.00%
Tier 1 (Core) Capital to risk-weighted assets of the Bank	15,180,066	11.00	8,279,782	6.00	N/A	N/A
Tier 1 (Core) Capital to average assets of the Bank	15,180,066	8.50	7,143,041	4.00	15, 178,962	8.50

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MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

The Company’s common stock is traded on the OTCBB under the ticker symbol “CSHB”. At October 12, 2015, there were approximately 161 record holders of the Company’s common stock. The Company has paid no dividends since its formation in 1998.

The following table shows the high and low sales prices for the common stock of the Company by quarter during 2014 and 2013, as reported by the OTCBB. The Company’s bid prices cannot be calculated due to limited market activity.

Sales Prices

	High	Low
Calendar Year 2015
First Quarter	$3.24	$1.50
Second Quarter	3.00	2.21

Calendar Year 2014
First Quarter	$3.25	$2.55
Second Quarter	3.60	2.15
Third Quarter	3.35	2.50
Fourth Quarter	2.75	1.25

Calendar Year 2013
First Quarter	$0.55	$0.16
Second Quarter	4.00	0.50
Third Quarter	3.35	1.76
Fourth Quarter	4.95	2.85

Under the Consent Order, the Bank may not declare or pay any cash dividend without the prior written consent of its regulators. As funds for the payment of future cash dividends are primarily dependent upon cash currently held at the Company and from dividends received from the Bank out of its earnings, the Company does not expect to pay cash dividends in the near future. The Company does expect to reassess its ability to resume the payment of dividends on its common stock if and when the Consent Order is lifted, current levels of cash, earnings and capital return to acceptable levels and prospects are positive for sustained economic growth and improved Company performance. There can, however, be no assurance that we will resume payment of dividends in the future.

The Company has exercised its right to defer interest payments on its trust preferred securities for 20 consecutive quarters or until such earlier time as is determined by further action of the Board of Directors. During the deferral period, the Company may not declare or pay any dividends on its common stock or make any payment on any outstanding debt obligations that rank equally with or junior to the trust preferred securities. The end of the allowable deferral period was March 31, 2015. The Company continues to accrue interest on its trust preferred securities.

Additional information on restrictions on payment of dividends by the Company and the Bank, which is here incorporated by reference, may be found in:

•	This prospectus above under the headings “Risk Factors - The Company’s ability to pay dividends is limited and it may be unable to pay future dividends” at page 28;

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 in “Part I, Item 1 - Business” under the headings “Regulation and Supervision” and “Recent Developments,” in “Part II, Item 5 - Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities,” in Part II, Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Capital Resources,” and in the Notes to our consolidated financial statements.

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DESCRIPTION OF CAPITAL STOCK

Description of Common Stock

The Company’s articles of incorporation authorize the issuance of up to 9,000,000 shares of common stock. Holders of the Company’s common stock, which has no par value, are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive any dividends that may be declared by the board of directors out of funds legally available for dividends, subject to the preferential dividend rights of outstanding preferred stock. If the Company liquidates, dissolves or winds up, the holders of common stock are entitled to receive ratably all of its assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may designate and issue in the future. Shares of common stock to be issued in the rights offering, when issued and delivered against payment for the shares, will be fully paid and non-assessable.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CSHB.” Computershare Trust Company, N.A. is the transfer agent and registrar for the Company’s common stock.

Description of Preferred Stock

The Company’s articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, no par value. The board of directors of the Company is authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and relative voting, dividend, liquidation and other rights, preferences and limitations as the board may express in a resolution or resolutions providing for the stock. As of the date of this prospectus, the Company does not have any preferred stock issued and outstanding.

Anti-Takeover Provisions of the Company’s Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws, and the laws of Michigan, include provisions which are designed to provide our board of directors with time to consider whether a hostile takeover offer is in our best interest and the best interests of our shareholders. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of our common stock to participate in tender offers, including tender offers at a price above the then-current price for our common stock. These provisions could also prevent transactions in which our shareholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

The Michigan Business Corporation Act contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. In addition to these provisions and the provisions of our articles of incorporation and bylaws, Federal law requires the Federal Reserve Board’s approval prior to acquisition of “control” of a bank holding company. All of these provisions may have the effect of delaying or preventing a change in control at the company level without action by our shareholders, and therefore, could adversely affect the price of our common stock.

Classification of Directors

The Company’s articles of incorporation provide for the division of the board of directors into three classes of nearly equal size with staggered three-year terms of office. The number of directors constituting the board of directors is determined from time to time by the board of directors. The board is currently composed of six members.

Advance Notice Provision

The Company’s articles of incorporation provide that shareholders may nominate a person to serve as director if the nominating shareholder provides written notice to the Company not later than sixty (60) nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting. This provision may prevent or make it more difficult for shareholders to make nominations for directors at an annual meeting of shareholders.

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Director Removal and Vacancies

A director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. The Company’s articles and bylaws generally provide that any board vacancy and any newly created directorships resulting from an increase in the authorized number of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

Federal Law

The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHC Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act. Depending upon the level of investment from our shareholders in the offering, we may be required to obtain approval of the FRB for one or more of the backstop parties or other offering participants to obtain FRB clearance to purchase shares in the offering in excess of 10% or 25% of our outstanding common stock. Obtaining FRB approval on these items or other regulatory approvals may delay the closing of the offering.

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THE RIGHTS OFFERING AND PLAN OF DISTRIBUTION

Before exercising any subscription rights in the rights offering, you should read carefully the information set forth under “Risk Factors” beginning on page 22.

In General

Reasons for the Rights Offering. We are engaging in the rights offering to raise common equity capital to improve the Bank’s capital position, and to retain additional capital at Community Shores Bank Corporation.  We intend to use a portion of the net proceeds of the rights offering to contribute to the capital of the Bank to increase the Bank’s capital and regulatory capital ratios. We intend to retain a portion of the net proceeds at the Company to pay a portion of the Company’s direct operating expenses while the Company is unable to fund those expenses with dividends from the Bank. See “Why are we conducting the rights offering?” on page 1.

Shares Offered. We are offering for sale a total of 2,568,627 shares of common stock in the rights offering. Additionally, we plan to issue 670,157 shares pursuant to the separate debt conversion occurring alongside the rights offering and have agreed to a minimum number of shares to the backstop parties in a private placement even if the rights offering is fully subscribed. Together, a fully-subscribed rights offering, the debt conversion and satisfaction of the backstop commitments, could result in as many as 5,663,213 shares outstanding upon the conclusion of this offering.

Subscription Price. The subscription price in the rights offering is $2.55 per share of common stock. No change will be made to the subscription price to reflect changes in the trading price of our common stock or other factors prior to the expiration of the rights offering.

Determination of Subscription Price. Our board of directors determined the terms of the rights offering, including the subscription price, in its sole discretion. See “How was the $2.55 per share subscription price determined?” on page 2.

Issuance of Our Common Stock. When issued, the shares will be registered in the name of the subscription rights holder of record. Unless we earlier terminate the rights offering, the shares of our common stock purchased in the rights offering will be issued as soon as practicable following the closing.

Our Determinations will be Binding. All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights or subscription agreements will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right or submission of any subscription agreement by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or subscription agreement or incur any liability for failure to give you that notice.

Director and Executive Officer Participation. Directors of the Company have committed to purchase shares in the offering in the following ways:

•	Bruce J. Essex, Sr. and Robert L. Chandonnet have agreed to act as a backstop for the offering and have committed $1,250,000 to purchase shares. This commitment may be satisfied through exercise of basic subscription rights, through the oversubscription privilege, pursuant to a private placement, or a combination of the foregoing. For additional details, see “The Rights Offering and Plan of Distribution – Rights Offering – Backstop Commitments” on page 41.
•	Bruce J. Essex, Sr., Robert L. Chandonnet and Gary Bogner are members of 1030 Norton, LLC, the Company’s senior debt holder. 1030 Norton has agreed to retire the senior debt by converting outstanding principal totaling $1,280,000 into shares of the Company’s common stock at a conversion price equal to $1.91 upon closing of this offering, which is 75% of the per share subscription price of this offering. For additional details, see “Prospectus Summary - Background Information on the Consent Order, the Written Agreement, and our Senior Debt” on page 13.

Additionally, to the extent they held shares of Common Stock as of the Record Date, directors and executive officers who are shareholders may participate in the rights offering based on their current ownership of common stock by exercising their basic subscription rights. Our directors and executive officers may also purchase additional shares in the rights offering by exercising their over-subscription privilege to the extent other shareholders do not exercise their basic subscription rights. Other than as specified above, our directors and executive officers do not have any obligation and have not made any commitment to purchase any of the shares in the rights offering, and there can be no assurance as to the number of shares they may purchase in the rights offering, if any.

As of September 30, 2015, our directors and executive officers as a group beneficially owned 225,099 shares, or approximately 15.3% of the outstanding shares of our common stock. Under the 100% participation scenario outlined on page 32, our directors and executive officers as a group would have beneficially owned 1,300,459 shares, or approximately 27.6% of the issued and outstanding shares of our common stock as of September 30, 2015. Under the 75% participation scenario outlined on page 32, our directors and executive officers as a group would have owned 1,208,784 shares, or approximately 29.8% of the issued and outstanding shares of our common stock as of September 30, 2015. This assumes the available backstop shares within the 24.99% FRB regulatory limit are allocated evenly between Bruce and John Essex.

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Conditions, Withdrawal and Termination. We reserve the right to terminate the rights offering at any time for any reason.  If we terminate the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. Additionally, in the event we do not receive regulatory approval to pay the TRUPS overdue and deferred interest from the funds raised and/or from funds pledged by members of our board to pay the TRUPS overdue and deferred interest, we will cancel this offering and will return subscription commitments to our investors.

Shareholder Rights. You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until the shares of our common stock are issued to you by crediting your book-entry account by our transfer agent or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

Regulatory Limitation. Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns in excess of 4.9% of the Company’s common stock outstanding. This limit will not apply to persons who own in excess of 4.9% of our common stock as of the Record Date. This limit is being imposed as a measure to help preserve the future availability of our deferred tax assets. In addition, we may, in the discretion of the board of directors or a board committee, not issue shares of our common stock to any purchaser in the rights offering, in our sole judgment, might be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the expiration of the rights offering, such clearance or approval has not been obtained or any applicable waiting period has not expired. We will not accept subscriptions from a person in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights. We reserve the right to reject in whole or in part any or all exercise of subscription rights in the rights offering. See “Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?” on page 4.

Regulatory Approvals and Timing of Closing. The Company is prohibited from making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval as a result of its FRB Written Agreement dated December 16, 2010. Thus, in order to apply the proceeds of this offering in the manner specified, we require approval of the FRB. Additionally, depending upon the level of investment from our shareholders in the offering, we may be required to obtain approval of the FRB for one or more of the backstop parties or other offering participants to obtain FRB clearance to purchase shares in the offering in excess of 10% or 25% of our outstanding common stock. Obtaining FRB approval on these items or other regulatory approvals may delay the closing of the offering.

The Rights Offering

We are distributing to the holders of our shares of common stock as of October 12, 2015 non-transferable subscription rights to purchase shares of our common stock at a price of $2.55 per share in cash. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 2,568,627 shares of our common stock for an aggregate purchase price of $6,550,000.

Each holder of record of our common stock will receive 1.7488 subscription rights for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on October 12, 2015.  We will not issue fractional rights, rather we will round down any fractional rights to the nearest whole right. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. For example, if you owned 100 common shares as of October 12, 2015, you would have received 174 basic subscription rights (after rounding down to the nearest whole number) and would have the right to purchase 174 common shares for $2.55 per share.

Basic Subscription Rights.   With your basic subscription rights, you may purchase one share of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $2.55 per share, prior to the expiration of the rights offering.  You may exercise all or a portion of your basic subscription rights.  However, if you exercise less than your full basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.

Over-Subscription Privilege.   If you purchase all of the shares of common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other shareholders through the exercise of their basic subscription rights.  If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full except as otherwise provided in this prospectus.  If over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction which equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges.  We will not issue fractional shares through the exercise of over-subscription privileges. We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full.

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In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription rights.  Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.

To the extent the amount you paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Offering Period and Expiration. The rights offering will commence on or about October 2, 2016 and the subscription rights will expire at 5:00 p.m., Eastern Time, on November 25, 2015, unless we decide to extend the rights offering until no later than December 15, 2016, in our sole discretion. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable.  We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time.  We have the option to extend the rights offering without notice to you. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors or its delegate determines to extend the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions.  Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering.

No Recommendation to Rights Holders. Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Shareholders who exercise subscription rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and the rights offering.  Please see “Risk Factors” beginning on page 22 for a discussion of the risks involved in investing in our common stock.

No Revocation of Subscriptions. The exercise of subscription rights is irrevocable and may not be cancelled or modified.  Once you send in your subscription rights certificate or have instructed your nominee of your subscription request, you cannot revoke your subscription, even if the offering period has not yet ended, we extend the offering period, you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $2.55 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $2.55 per share.

Exercising of Subscription Rights. Please carefully read the instructions accompanying the subscription rights certificate and follow those instructions in detail. Do not send subscription rights certificates to us.

If you send documents and payments by mail, we recommend that you use registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to the Company or the Bank. If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

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You may exercise your subscription rights as follows:

•	Subscription by Registered Holders. To exercise your subscription rights, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each common share you are subscribing for, to the subscription agent at the address set forth under the caption “Subscription Agent” beginning on page 41, prior to the expiration date. Your payment must be received and cleared prior to 5:00 p.m., Eastern Time, on November 25, 2015.

•	Subscription by Beneficial Owners. If you are a beneficial owner of common shares, meaning that you hold your shares in “street name” through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification,” prior to 5:00 p.m., Eastern Time, on November 25, 2015. If you hold a Community Shores Bank Corporation share certificate directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate form be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or other nominee or if you receive it without sufficient time to respond.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on November 25, 2015, the scheduled expiration date of the rights offering.

Community Shores Bank Corporation 401(k) Participants. If you held shares of our common stock in your 401(k) Plan account as of the Record Date, you may exercise your subscription rights with respect to those shares of common stock by electing what amount (if any) of your subscription rights you would like to exercise by properly completing the rights certificate that is provided to you. You must return your properly completed form to the subscription agent in the prescribed manner. For the purposes of the rights offering, you will be treated as a record shareholder, and any shares that you elect to purchase in the rights offering will be credited to you directly in book-entry form, and will not be credited to you in the 401(k) Plan.

Method of Payment. Your payment of the subscription price in the rights offering must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire. Your payment must be delivered by personal check payable to “Computershare Inc.”

Clearance of Personal Checks. Please note that payment will not be deemed to have been received by the subscription agent until your personal check has cleared, which could take at least seven business days. We urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration of the rights offering period.

Signature Guarantee. Signatures on the subscription rights certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions that provide signature guarantee services include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription rights certificate do not need to be guaranteed if the subscription rights certificate:

•	provides that the common shares you are purchasing are to be delivered directly to the record owner of the subscription rights; or

•	is submitted for the account of a member firm of a registered national securities exchange or a member of the FINRA, or a commercial bank or trust company having an office or correspondent in the United States.

Notice to Nominees. If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification ,” which is provided with your rights offering materials.  If you did not receive this form, please contact us to request a copy.

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Ambiguities in Subscriptions. If you do not specify the number of shares of our common stock being subscribed for on your subscription rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our common stock that could be subscribed for with the payment that you provided. If your payment exceeds the total purchase price for the number of shares of common shares that you have indicated you wish to exercise on your subscription rights certificate, your payment will be applied until depleted as follows:

1.	to subscribe for the number of common shares that you indicated on the subscription rights certificate that you wish to purchase through your basic subscription rights;

2.	to subscribe for additional common shares until your basic subscription right has been fully exercised; and

3.	to subscribe for additional common shares pursuant to your oversubscription privilege (subject to any applicable limitation or proration).

Missing or Incomplete Subscription Forms or Payment. If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Subscription Agent. Computershare Trust Company, N.A. and Computershare Inc. are acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price in the rights offering, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to:

By mail:	By overnight courier:

Computershare Trust Company P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company 250 Royall Street, Suite V Canton, MA 02021

Delivery to any address other than as set forth above does not constitute valid delivery.

We will pay the fees and expenses of the subscription agent and have agreed to indemnify it against any liability that it may incur in connection with the offering, including liabilities under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

Questions regarding the Offering. If you have any questions regarding the rights offering, the Company, or Community Shores Bank, please contact Patricia Siembida, Executive Secretary of Community Shores Bank by calling 231-780-1858.

Backstop Commitments. On October 2, 2015, the Company entered into a series of three Share Purchase and Rights Offering Backstop Agreements (the “Backstop Agreements”) with the Backstop Parties identified below in connection with the rights offering.

The first Backstop Agreement, between the Company and Thornapple River Capital – Financial Services Industry Fund LLC, a Michigan limited liability company (“Thornapple”), provides that Thornapple will purchase, and the Company will sell, a minimum of 9.99% of Community Shores’ pro forma issued and outstanding common stock upon conclusion of the rights offering (the “Minimum Commitment”) at the subscription price of $2.55 per shares. Additionally, Thornapple has committed to purchase unsubscribed shares in the offering up to an additional 5.0% of Community Shores’ pro forma issued and outstanding common Stock at a price per share equal to the Rights Price, which may be called at the Company’s discretion (the “Supplemental Commitment”). The Minimum Commitment and Supplemental Commitment are collectively referred to as the “Thornapple Backstop”.

The second Backstop Agreement, by and among the Company and Bruce J. Essex, Sr. and Robert L. Chandonnet, who are currently members of the Company’s Board of Directors (the “Director Group”), provides that the Director Group has committed to purchase, and the Company has committed to sell, $1,250,000 worth of shares of Common Stock at the per share Rights Price (the "Director Backstop").

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The third Backstop Agreement, between the Company and Bruce J. Essex, Jr., a major shareholder of the Company (the “Shareholder”), provides that the Shareholder has committed to purchase and the Company has committed to sell, $1,200,000 worth of shares of Common Stock at the per share Rights Price (the "Shareholder Backstop").

Amounts purchased by any of the Backstop Parties pursuant to their allocations of basic subscription rights or oversubscription privileges in the rights offering will count toward their respective backstop commitments. In the event the offering is oversubscribed, the Company has committed to sell to Thornapple the amount of its Minimum Subscription and to the Director Group and the Shareholder the amounts of their Backstop commitments and will issue shares to the Backstop Parties beyond the shares offered for sale in the rights offering to satisfy such commitments in a private placement pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended.

Additionally, each of the Backstop commitments is subject to the following conditions: (a) prior approval of the FRB that is required for any Backstop Party to exceed any applicable share ownership thresholds, (b) the consummation of the transactions completed by the rights offering, Debt Conversion and Backstop Agreements, will not, in the reasonable opinion of Community Shores upon the advice of its tax advisors, result in a "change in control" of Community Shores pursuant to Section 382 of the Internal Revenue Code; (c) Community Shores will have received approval of the FRB to apply sufficient proceeds from the rights offering to repay all of the deferred and accumulated interest on Community Shores’ trust preferred securities and confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of the default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral; and (d) Community Shores will have raised sufficient funds via the rights offering to: (i) contribute sufficient capital to its subsidiary, the Bank, so as to meet the stipulated capital ratios required by the Bank’s August 25, 2010 Consent Order as issued by the FDIC and DIFS (previously known as OFIR); and (ii) retain sufficient cash at Community Shores to facilitate the FRB’s approval. The Director Backstop and Shareholder Backstop may be reduced by mutual agreement of the respective parties as necessary to satisfy the conditions in (a) or (b) above.

In connection with the Thornapple Backstop and Shareholder Backstop, the Company has extended to each of Thornapple and the Shareholder the right to appoint an observer to the Company’s Board of Directors. Additionally, the Company has extended to Thornapple the right to nominate an individual for election to the Board of Directors in the event the Company requires 100% of the Supplemental Commitment from Thornapple.

Non-Transferability of Subscription Rights. The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.  The subscription rights will not be quoted on the OTC Bulletin Board or listed for trading any other stock exchange or market. We intend to trade the shares of our common stock issuable upon exercise of the subscription rights on the OTC Bulletin Board under the symbol “CSHB.”

Foreign Shareholders. We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address.  We will hold these rights certificates for their account.  To exercise subscription rights, our foreign shareholders must notify us prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to our satisfaction that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

Fees and commissions. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

POTENTIAL IMPACT OF OFFERING ON DEFERRED TAX ASSETS

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2014, we had gross deferred tax assets of $4.3 million, gross deferred tax liabilities of $279,000 and a valuation allowance of $0 million for the entire amount of net deferred tax assets. We may lose the ability to utilize our deferred tax assets (related to net operating loss carryforwards) if the rights offering results in an “ownership change” under Section 382 of the Internal Revenue Code. Please see “Risk Factors - The proposed rights offering may increase the risk of an “ownership change” for purposes of Section 382 of the Internal Revenue Code, which may materially impair our ability to use our deferred tax assets” on page 25.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR INVESTORS

In General. The following is a summary of material U.S. federal income tax consequences for investors related to the Subscription Rights that will be distributed in the rights offering. The following is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax consequences of ownership of Subscription Rights or common stock. This summary is applicable to only U.S. holders (as defined below) of common stock who acquire the Subscription Rights pursuant to the terms of the rights offering, have held the common stock, as applicable, and will hold the Subscription Rights and any shares of common stock acquired upon the exercise of Subscription Rights as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation): partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, trustees of qualified employee benefit plans or plan participants, traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding Subscription Rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell Subscription Rights or common stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, investors in pass-through entities, foreign taxpayers, and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This opinion does not address any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used in this Prospectus, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of Subscription Rights in the rights offering and the ownership and disposition of our common stock received on exercise of subscription rights.

Receipt of Subscription Rights. It is the opinion of our counsel, Dickinson Wright PLLC, that if you hold common stock on the Record Date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the Subscription Rights. Under Section 305(a) of the Code, the receipt of Subscription Rights to acquire common stock is treated as a stock distribution that is a tax-free transaction to a shareholder. If Section 305(a) of the Code does not apply to the distribution, the distribution would be treated as a taxable distribution of property under either Section 305(b) or 305(c) of the Code in an amount equal to the lesser of the fair market value of the Subscription Rights and your allocable share of our current or accumulated earnings and profits.

The remainder of this discussion assumes that the receipt of Subscription Rights is treated as a nontaxable stock distribution for U.S. federal income tax purposes.

Stockholder Basis and Holding Period of the Subscription Rights. In general, your basis in the Subscription Rights received in the rights offering will be zero. However, if either: (i) the fair market value of the Subscription Rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the Subscription Rights to allocate part of the basis of such common stock to the Subscription Rights, then a percentage of your basis in our common stock with respect to which the Subscription Rights are received will be allocated to the Subscription Rights. Such percentage will equal the product of your basis in our common stock with respect to which the Subscription Rights are received and a fraction, the numerator of which is the fair market value of a Subscription Right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a Subscription Right, all as determined on the date the Subscription Rights are distributed. We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the Subscription Rights on the date the Subscription Rights are distributed. In determining the fair market value of the Subscription Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Subscription Rights and the trading price of our common stock on the date that the Subscription Rights are distributed, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.

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Your holding period with respect to the Subscription Rights you receive will include your holding period for the common stock with respect to which the Subscription Rights were distributed.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise. You will not recognize any gain or loss upon the exercise of your Subscription Rights. Your basis in the shares of common stock acquired through exercise of the Subscription Rights will be equal to the sum of the subscription price you paid to exercise the Subscription Rights and your basis in such Subscription Rights, if any. The holding period for the shares of common stock acquired through exercise of the Subscription Rights will begin on the date you exercise your Subscription Rights.

Lapse of the Subscription Rights. If you allow the Subscription Rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your Subscription Rights, and the tax basis of the common stock you own with respect to which such Subscription Rights were distributed will equal the tax basis in such common stock immediately before the receipt of the Subscription Rights in this rights offering.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP OR EXERCISE OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

LEGAL MATTERS

The legality of the issuance of the securities to be offered by this prospectus will be the subject of an opinion of our legal counsel, Dickinson Wright PLLC, Ann Arbor, Michigan. Additionally, Dickinson Wright PLLC has issued an opinion regarding material U.S. Federal income tax consequences for investors, which is attached as Exhibit 8.1 to this registration statement.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2014 and December 31, 2013 have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CSHB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 14, 2015.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 31, 2015, and as amended May 15, 2015;

•	Definitive Proxy Statement on Schedule 14A filed on April 13, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 15, 2015.

•	Current Reports on Form 8-K filed on March 20, 2015, May 14, 2015, May 15, 2015, June 16, 2015 and October 2, 2015;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed pursuant to Section 14 of the Exchange Act since December 31, 2014; and

•	The description of our common stock included in our registration statement on S-8, filed with the Commission on March 8, 2003.

The Company also incorporates by reference all documents filed by it with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of the initial filing of the registration statement of which this prospectus is a part and the completion of the sale of the shares of common stock offered by this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Notwithstanding the foregoing, information “furnished” by the Company under any item of any current report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus. Upon written or oral request, the Company will provide without charge to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus.  If you would like to obtain this information from the Company, please direct your request, either in writing or by telephone, to the Secretary, Community Shores Bank Corporation, 1030 W. Norton Avenue, Muskegon, Michigan 49441, telephone number (231) 780-1800. Our SEC filings are also available to the public in the “Investor Relations” section of our website, www.communityshores.com.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant in connection with the rights offering. All amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Amount
Securities and Exchange Commission Registration Fee	$761
Registrant’s Legal Fees and Expenses	150,000
Registrant’s Accounting Fees and Expenses	10,000
Printing Expenses	15,000
Other	49,239
Total	$225,000

Item 14.	Indemnification of Directors and Officers

Sections 450.1561 through 450.1565 of the Michigan Business Corporation Act contain specific provisions relating to indemnification of directors and officers of Michigan corporations. In general, the statute provides that (a) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, and (b) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may, in its articles of incorporation, in its bylaws, through a resolution, or through a contract provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

Our articles of incorporation require indemnification of any Company director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he or she is or was a director or executive officer, or is or was serving at the request of the Company in another capacity, to the fullest extent permitted by law. We may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

Our bylaws implement the mandatory indemnification required by our articles of incorporation. The bylaws provide procedures and standards for determination, evaluation and authorization of indemnification. Under the bylaws, we are required to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding before final disposition of the proceeding if the person furnishes a written undertaking to repay the advance if it is ultimately determined that the person did not meet the applicable standard of conduct, if any, required by statute for indemnification. The indemnification provisions in our bylaws are enforceable as a contract.

In addition, the Company maintains policies of director and officer liability insurance, under which directors and officers of the Company are insured against certain liabilities arising in connection with the performance of their duties.

Item 15.	Recent Sales of Unregistered Securities

Sales of Common Shares

Debt Conversion Agreement

On October 2, 2015, the “Company entered into a Debt Conversion Agreement with 1030 Norton LLC, a Michigan limited liability company (“1030 Norton”) owned by nine individuals; including three directors of the Company, Gary F. Bogner, Robert L. Chandonnet and Bruce J. Essex, Sr., one former director and five local businessmen. The Debt Conversion Agreement provides that 1030 Norton will convert 100% of the principal balance of its senior convertible note, which totals $1,280,000, into shares of common stock of the Company at a conversion price per share of $1.91, which is equal to 75% of the per share purchase price established by the Board of Directors of the Company in connection with the rights offering.

The closing of the debt conversion is conditioned upon (a) effectiveness and closing of the rights offering; (b) approval of the Federal Reserve Board of Governors (“FRB”) to apply sufficient proceeds from the rights offering to repay the deferred and accumulated interest on Community Shores’ trust preferred securities; and (c) confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral. Upon consummation of the conversion, 1030 Norton will release the Company’s pledge of 100% of the shares of Community Shores Bank, the Company’s wholly-owned bank subsidiary, which currently serves as security for the senior convertible note.

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In connection with the debt conversion, The Company expects to issue 670,157 shares of common stock to 1030 Norton in a private placement in reliance upon the exemption from registration provided by Rule 506(c) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. As a matter of administrative convenience, 1030 Norton has requested that the Company cause the shares issued upon conversion to be registered in the names of the individuals to be listed on Exhibit A to the debt conversion at closing, each in the amount set forth next to his or her name.

The summary above is necessarily limited and is qualified by reference to the Debt Conversion Agreement in its entirety, which is attached to this filing as Exhibit 10.20, and incorporated here by reference.

Share Purchase and Backstop Agreements

On October 2, 2015, the Company entered into a series of three Share Purchase and Rights Offering Backstop Agreements with the Backstop Parties identified below in connection with the rights offering.

The first Backstop Agreement, between the Company and Thornapple River Capital – Financial Services Industry Fund LLC, a Michigan limited liability company (“Thornapple”), provides that Thornapple will purchase, and the Company will sell, a minimum of 9.99% of Community Shores’ pro forma issued and outstanding common stock upon conclusion of the rights offering (the “Minimum Commitment”) at a price per share equal to the price established by the Board of Directors for the Company and agreed to by the Backstop Parties (the “Rights Price”). Additionally, Thornapple has committed to purchase unsubscribed shares in the offering up to an additional 5.0% of Community Shores’ pro forma issued and outstanding common Stock at a price per share equal to the Rights Price, which may be called at the Company’s discretion (the “Supplemental Commitment”). The Minimum Commitment and Supplemental Commitment are collectively referred to as the “Thornapple Backstop”.

The second Backstop Agreement, by and among the Company and Bruce J. Essex, Sr., and Robert L. Chandonnet, who are currently members of the Company’s Board of Directors (the “Director Group”), provides that the Director Group has committed to purchase, and the Company has committed to sell, $1,250,000 worth of shares of Common Stock at the per share Rights Price (the "Director Backstop").

The third Backstop Agreement, between the Company and Bruce J. Essex, Jr., a major shareholder of the Company (the “Shareholder”), provides that the Shareholder has committed to purchase and the Company has committed to sell, $1,200,000 worth of shares of Common Stock at the per share Rights Price (the "Shareholder Backstop").

Amounts purchased by any of the Backstop Parties pursuant to their allocations of basic subscription rights or oversubscription privileges in the rights offering will count toward their respective Backstop commitments. In the event the offering is oversubscribed, the Company has committed to sell to Thornapple the amount of its Minimum Subscription and to the Director Group and the Shareholder the amounts of their Backstop commitments and will issue shares to the Backstop Parties beyond the shares offered for sale in the rights offering to satisfy such commitments in a private placement pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended.

Additionally, each of the Backstop commitments is subject to the following conditions: (a) prior approval of the FRB that is required for any Backstop Party to exceed any applicable share ownership thresholds, (b) the consummation of the transactions completed by the rights offering, Debt Conversion and Backstop Agreements, will not, in the reasonable opinion of Community Shores upon the advice of its tax advisors, result in a "change in control" of Community Shores pursuant to Section 382 of the Internal Revenue Code; (c) Community Shores will have received approval of the FRB to apply sufficient proceeds from the rights offering to repay all of the deferred and accumulated interest on Community Shores’ trust preferred securities and confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of the default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral; and (d) Community Shores will have raised sufficient funds via the rights offering to: (i) contribute sufficient capital to its subsidiary, the Bank, so as to meet the stipulated capital ratios required by the Bank’s August 25, 2010 Consent Order as issued by the FDIC and DIFS (previously known as OFIR); and (ii) retain sufficient cash at Community Shores to facilitate the FRB’s approval. The Director Backstop and Shareholder Backstop may be reduced by mutual agreement of the respective parties as necessary to satisfy the conditions in (a) or (b) above.

In connection with the Thornapple Backstop and Shareholder Backstop, the Company has extended to each of Thornapple and the Shareholder the right to appoint an observer to the Company’s Board of Directors. Additionally, the Company has extended to Thornapple the right to nominate an individual for election to the Board of Directors in the event the Company requires 100% of the Supplemental Commitment from Thornapple.

The summary above is necessarily limited and is qualified by reference to the Backstop Agreements in their entirety, each of which is attached as an exhibit to this filing and incorporated here by reference.

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Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

Exhibit Number and Description

3.1	Articles of Incorporation are incorporated by reference to exhibit 3.1 of the Company’s June 30, 2004 Form 10-QSB (SEC file no. 333-63769).

3.2	Bylaws of the Company are incorporated by reference to exhibit 3(ii) of the Company’s 8-k filed July 5, 2006 (SEC file no. 000-51166).

4.1	Second Amendment to Loan Agreement between the Company and Fifth Third Bank dated December 18, 2009, and Promissory Note dated December 18, 2009 payable to Fifth Third Bank are included as exhibit 10.17 herein.

4.2	Form of Subscription Rights Certificate

5.1	Opinion of Dickinson Wright PLLC

8.1	Opinion of Dickinson Wright PLLC regarding Tax Matters

10.1	1998 Employee Stock Option Plan is incorporated by reference to exhibit 10.1 of the Company’s Registration Statement on Form SB-2 (SEC file no. 333-63769), which became effective on December 17, 1998.

10.2	First Amendment to 1998 Employee Stock Option Plan is incorporated by reference to exhibit 10.3 of the Company’s Registration Statement on Form SB-2 (SEC file no. 333-63769), which became effective on December 17, 1998.

10.3	Director Stock Option Plan is incorporated by reference to exhibit 10.53 of the Company’s December 31, 2003 Form 10-KSB (SEC file no. 333-63769).

10.4	Junior Subordinated Indenture between Community Shores Bank Corporation and Deutsche Bank Trust Company Americas, as Trustee dated as of December 17, 2004 is incorporated by reference to exhibit 10.20 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.5	Amended and Restated Trust Agreement among Community Shores Bank Corporation, as Depositor, Deutsche Bank Trust Company Americas, as Property Trustee, Deutsche Bank Trust Company Delaware, as Delaware Trustee, and The Administrative Trustees Named Herein as Administrative Trustees dated as of December 17, 2004 is incorporated by reference to exhibit 10.21 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.6	Guarantee Agreement between Community Shores Bank Corporation, as Guarantor, and Deutsche Bank Trust Company Americas, as Guarantee Trustee dated as of December 17, 2004 is incorporated by reference to exhibit 10.22 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.7	Placement Agreement among Community Shores Bank Corporation, Community Shores Capital Trust I and Suntrust Capital Markets, Inc. dated as of December 17, 2004 is incorporated by reference to exhibit 10.23 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.8	2005 Employee Stock Option Plan is incorporated by reference to Appendix A of the Company’s proxy statement for its May 12, 2005 annual meeting of shareholders (SEC file no. 000-51166).

10.9	2005 Director Stock Option Plan is incorporated by reference to Appendix B of the Company’s proxy statement for its May 12, 2005 annual meeting of shareholders (SEC file no. 000-51166).

10.10	Form of stock option agreement for options granted under the 2005 Employee Stock Option Plan is incorporated by reference to exhibit 10.3 of the Company’s Form 8-K filed May 17, 2005 (SEC file no. 000-51166).

10.11	Form of stock option agreement for options granted to directors under the 2005 Director Stock Option Plan is incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed December 13, 2005 (SEC file no. 000-51166).

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10.12	Community Shores Bank Corporation Executive Incentive Plan is incorporated by reference to Appendix A of the Company’s proxy statement for its May 10, 2007 annual meeting of shareholders that was filed April 5, 2007 (SEC file no. 000-51166).

10.13	Consent Order issued and effective September 2, 2010 is incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed September 9, 2010 (SEC file number 000-51166).

10.14	Written Agreement dated December 16, 2010, effective December 16, 2010, by and between Community Shores Bank Corporation and the Federal Reserve Bank of Chicago is incorporated by reference to exhibit 10.2 of the Company’s Form 8-K filed December 21, 2010 (SEC file no. 000-51166).

10.15	Convertible Secured Note Purchase Agreement, Note and Pledge Agreement between Community Shores Bank Corporation and 1030 Norton LLC dated March 20, 2013 is incorporated by reference to exhibit 10.2 of the Company’s Form 8-K filed March 25,2013 (SEC file no. 000-5166).

10.16	Settlement and release between Community Shores Bank Corporation and Fifth Third Bank dated March 20, 2013 is incorporated by reference to exhibit 10.1 of the Company’s form 8-K filed March 25, 2013 (SEC file no. 000-5166).

10.17	Amendment to Convertible Secured Note Purchase Agreement dated March 18, 2015, incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed March 20, 2015.

10.18	Master Agreement between Community Shores Bank and Fiserv Solutions, LLC, incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed June 16, 2015.

10.19	Debt Conversion Agreement dated October 2, 2015, incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed October 2, 2015.

10.20	Thornapple Share Purchase and Rights Offering Backstop Agreement dated October 2, 2015, incorporated by reference to exhibit 10.2 of the Company’s Form 8-K filed October 2, 2015.

10.21	Director Share Purchase and Rights Offering Backstop Agreement dated October 2, 2015, incorporated by reference to exhibit 10.3 of the Company’s Form 8-K filed October 2, 2015.

10.22	Shareholder Share Purchase and Rights Offering Backstop Agreement dated October 2, 2015, incorporated by reference to exhibit 10.4 of the Company’s Form 8-K filed October 2, 2015.

21	Subsidiaries of the Registrant.

23.1	Consent of BDO USA, LLP

23.2	Consent of Dickinson Wright PLLC (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney (included in the signature page).

99.1	Form of Instructions as to Use of Subscription Rights Certificates.

99.2	Form of Letter to Shareholders.

99.3	Form of Letter to Brokers and Other Nominee Holders.

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Item 17.	Undertakings

The undersigned Registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such Indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10)

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 23, 2015.

COMMUNITY SHORES BANK CORPORATION

/s/ Heather D. Brolick
By: Heather D. Brolick
Its: President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Heather D. Brolick his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 23, 2015.

/s/ Gary F. Bogner	/s/ Bruce J. Essex, Sr.
Gary F. Bogner, Chairman of the Board	Bruce J. Essex, Sr., Director
(non-officer)

/s/ Heather D. Brolick	/s/ Julie K. Greene
Heather D. Brolick, President, Chief Executive Officer and Director (principal executive officer)	Julie K. Greene , Director

/s/ Stanley L. Boelkins	/s/ Tracey A. Welsh
Stanley L. Boelkins, Director	Tracey A. Welsh, Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ Robert L. Chandonnet
Robert L. Chandonnet, Vice Chairman of the Board (non-officer)

EXHIBIT INDEX

3.1	Articles of Incorporation are incorporated by reference to exhibit 3.1 of the Company’s June 30, 2004 Form 10-QSB (SEC file no. 333-63769).

3.2	Bylaws of the Company are incorporated by reference to exhibit 3(ii) of the Company’s 8-k filed July 5, 2006 (SEC file no. 000-51166).

4.1	Second Amendment to Loan Agreement between the Company and Fifth Third Bank dated December 18, 2009, and Promissory Note dated December 18, 2009 payable to Fifth Third Bank are included as exhibit 10.17 herein.

4.2	Form of Subscription Rights Certificate

5.1	Opinion of Dickinson Wright PLLC

8.1	Opinion of Dickinson Wright PLLC regarding Tax Matters

10.1	1998 Employee Stock Option Plan is incorporated by reference to exhibit 10.1 of the Company’s Registration Statement on Form SB-2 (SEC file no. 333-63769), which became effective on December 17, 1998.

10.2	First Amendment to 1998 Employee Stock Option Plan is incorporated by reference to exhibit 10.3 of the Company’s Registration Statement on Form SB-2 (SEC file no. 333-63769), which became effective on December 17, 1998.

10.3	Director Stock Option Plan is incorporated by reference to exhibit 10.53 of the Company’s December 31, 2003 Form 10-KSB (SEC file no. 333-63769).

10.4	Junior Subordinated Indenture between Community Shores Bank Corporation and Deutsche Bank Trust Company Americas, as Trustee dated as of December 17, 2004 is incorporated by reference to exhibit 10.20 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.5	Amended and Restated Trust Agreement among Community Shores Bank Corporation, as Depositor, Deutsche Bank Trust Company Americas, as Property Trustee, Deutsche Bank Trust Company Delaware, as Delaware Trustee, and The Administrative Trustees Named Herein as Administrative Trustees dated as of December 17, 2004 is incorporated by reference to exhibit 10.21 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.6	Guarantee Agreement between Community Shores Bank Corporation, as Guarantor, and Deutsche Bank Trust Company Americas, as Guarantee Trustee dated as of December 17, 2004 is incorporated by reference to exhibit 10.22 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.7	Placement Agreement among Community Shores Bank Corporation, Community Shores Capital Trust I and Suntrust Capital Markets, Inc. dated as of December 17, 2004 is incorporated by reference to exhibit 10.23 of the Company’s December 31, 2004 Form 10-KSB (SEC file no. 000-51166).

10.8	2005 Employee Stock Option Plan is incorporated by reference to Appendix A of the Company’s proxy statement for its May 12, 2005 annual meeting of shareholders (SEC file no. 000-51166).

10.9	2005 Director Stock Option Plan is incorporated by reference to Appendix B of the Company’s proxy statement for its May 12, 2005 annual meeting of shareholders (SEC file no. 000-51166).

10.10	Form of stock option agreement for options granted under the 2005 Employee Stock Option Plan is incorporated by reference to exhibit 10.3 of the Company’s Form 8-K filed May 17, 2005 (SEC file no. 000-51166).

10.11	Form of stock option agreement for options granted to directors under the 2005 Director Stock Option Plan is incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed December 13, 2005 (SEC file no. 000-51166).

10.12	Community Shores Bank Corporation Executive Incentive Plan is incorporated by reference to Appendix A of the Company’s proxy statement for its May 10, 2007 annual meeting of shareholders that was filed April 5, 2007 (SEC file no. 000-51166).

10.13	Consent Order issued and effective September 2, 2010 is incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed September 9, 2010 (SEC file number 000-51166).

10.14	Written Agreement dated December 16, 2010, effective December 16, 2010, by and between Community Shores Bank Corporation and the Federal Reserve Bank of Chicago is incorporated by reference to exhibit 10.2 of the Company’s Form 8-K filed December 21, 2010 (SEC file no. 000-51166).

10.15	Convertible Secured Note Purchase Agreement, Note and Pledge Agreement between Community Shores Bank Corporation and 1030 Norton LLC dated March 20, 2013 is incorporated by reference to exhibit 10.2 of the Company’s Form 8-K filed March 25,2013 (SEC file no. 000-5166).

10.16	Settlement and release between Community Shores Bank Corporation and Fifth Third Bank dated March 20, 2013 is incorporated by reference to exhibit 10.1 of the Company’s form 8-K filed March 25, 2013 (SEC file no. 000-5166).

10.17	Amendment to Convertible Secured Note Purchase Agreement dated March 18, 2015, incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed March 20, 2015.

10.18	Master Agreement between Community Shores Bank and Fiserv Solutions, LLC, incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed June 16, 2015.

10.19	Debt Conversion Agreement dated October 2, 2015, incorporated by reference to exhibit 10.1 of the Company’s Form 8-K filed October 2, 2015.

10.20	Thornapple Share Purchase and Rights Offering Backstop Agreement dated October 2, 2015, incorporated by reference to exhibit 10.2 of the Company’s Form 8-K filed October 2, 2015.

10.21	Director Share Purchase and Rights Offering Backstop Agreement dated October 2, 2015, incorporated by reference to exhibit 10.3 of the Company’s Form 8-K filed October 2, 2015.

10.22	Shareholder Share Purchase and Rights Offering Backstop Agreement dated October 2, 2015, incorporated by reference to exhibit 10.4 of the Company’s Form 8-K filed October 2, 2015.

21	Subsidiaries of the Registrant.

23.1	Consent of BDO USA, LLP

23.2	Consent of Dickinson Wright PLLC (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney (included in the signature page).

99.1	Form of Instructions as to Use of Subscription Rights Certificates.

99.2	Form of Letter to Shareholders.

99.3	Form of Letter to Brokers and Other Nominee Holders.